UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

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Old Second Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OLD SECOND BANCORP, INC.

37 South River Street, Aurora, Illinois 60507

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2026

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of Old Second Bancorp, Inc., will be held on Tuesday, May 19, 2026, at 9:00 a.m., central time. This year’s meeting will be a completely virtual meeting of stockholders. You can attend the meeting via the Internet at www.virtualshareholdermeeting.com/OSBC2026 by using the 16-digit control number that appears in the notice or, if applicable, on your proxy card, together with the instructions in these proxy materials. This meeting will be held for the following purposes:

1.	to elect the four Class I director nominees named in the accompanying proxy statement;
2.	to conduct a non-binding advisory vote to approve the compensation of our named executive officers;
3.	to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2026; and
4.	to transact such other business as may properly be brought before the meeting or any postponements or adjournments of the meeting.

The board of directors is not aware of any other business to come before the meeting. Stockholders of record at the close of business on March 20, 2026 are the stockholders entitled to vote at the meeting and any and all adjournments or postponements of the meeting.

Whether or not you plan to virtually attend the annual meeting, we urge you to vote now to make sure there will be a quorum for the meeting. Voting by the Internet is fast and convenient, and your vote is immediately confirmed and tabulated. If you request or receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the proxy card provided with those materials. If you attend the meeting virtually over the Internet, you may continue to have your shares of common stock voted as instructed in a previously delivered proxy or you may vote your shares of common stock via the Internet during the meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Stockholders: Our Proxy Statement for the 2026 Annual Meeting of Stockholders, form of proxy and Annual Report to Stockholders for the fiscal year ended December 31, 2025 are available free of charge at www.proxyvote.com.

By order of the board of directors

James L. Eccher Chairman, President and Chief Executive Officer

Aurora, Illinois

April 6, 2026

OLD SECOND BANCORP, INC.

37 South River Street, Aurora, Illinois 60507

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the board of directors of Old Second Bancorp, Inc., a Delaware corporation, of proxies to be voted at the annual meeting of stockholders. This meeting is to be held virtually over the Internet, on May 19, 2026 at 9:00 a.m., central time, or at any postponements or adjournments of the meeting. Instructions for virtually attending the meeting are included below. Old Second Bancorp, Inc. conducts a full service community banking and trust business through its wholly owned subsidiary, Old Second National Bank. Our principal executive offices are located at 37 South River Street, Aurora, Illinois 60507.

Our annual report for the year ended December 31, 2025, which includes audited financial statements, accompanies these proxy materials for stockholders receiving printed materials and is available free of charge at www.proxyvote.com. This proxy statement was first mailed to our stockholders on or about April 6, 2026. As used in this proxy statement, the terms “Old Second,” “the Company,” “we,” “our” and “us” all refer to Old Second Bancorp, Inc., and its subsidiaries. Additionally, references to the “Bank” refer to Old Second National Bank.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Why am I receiving these proxy materials?

You are receiving these proxy materials because, on March 20, 2026, the record date for the annual meeting, you owned shares of our common stock. These proxy materials describe the matters that will be presented for consideration by stockholders at the annual meeting and provide information to assist you in making an informed voting decision.

If you vote by Internet or, if you request or receive printed proxy materials, by signing, dating, and returning the proxy card provided with those materials, you will appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed, ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the annual meeting, we urge you to vote in advance of the annual meeting in case your plans change.

What matters will be voted on at the meeting?

You are being asked to vote on three matters:

●	the election of the four Class I director nominees named in this proxy statement;
●	a non-binding, advisory proposal to approve the compensation of our named executive officers, which we refer to as the “say-on-pay” proposal;
●	the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2026.

How does the board of directors recommend that I vote?

●	“FOR” the election of each Class I director nominee;
●	“FOR” the approval of the say-on-pay proposal; and
●	“FOR” the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2026.

How can I attend the annual meeting?

This year, the annual meeting will be held virtually over the Internet. We designed the format of this virtual annual meeting to ensure that our stockholders who attend our annual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Our board members and executive officers will attend the meeting and be available for questions.

●	Access to the Audio Webcast of the Meeting: The live audio webcast of the meeting will begin promptly at 9:00 a.m. central time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time to allow ample time to complete the online check-in process.
●	Log-in Instructions: To attend the virtual meeting, log in at www.virtualshareholdermeeting.com/OSBC2026. Stockholders will need their unique 16-digit control number, which appears in the notice or, if applicable, on their proxy card, and the instructions included in these proxy materials.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the Annual Meeting, for the ten days preceding the Annual Meeting during ordinary business hours at the Company’s principal place of business, 37 South River Street, Aurora, Illinois 60507.

Can I attend the annual meeting as a guest?

Yes. If you are not a stockholder or do not have a control number, you may join the meeting as a guest to listen, but you will not be able to participate.

How can I ask questions during the meeting?

Stockholders may submit questions in real time during the meeting at www.virtualshareholdermeeting.com/OSBC2026 by entering the 16-digit control number located in the notice or, if applicable, on your proxy card. We intend to respond to all questions submitted during the meeting in accordance with the annual meeting’s Rules of Conduct which are pertinent to the Company and the meeting matters, as time permits. The Rules of Conduct will be posted at the virtual annual meeting forum at www.virtualshareholdermeeting.com/OSBC2026. Responses to any such questions that are not addressed during the meeting will be published following the meeting on our website at www.oldsecond.com under the link “Investor Relations.” Questions and responses will be grouped by topic and substantially similar questions will be grouped and responded to once.

What can I do if I need technical assistance during the meeting?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual annual meeting log-in page.

If I am a stockholder of record, how do I vote?

If you are a stockholder of record, you may:

●	Vote via the Internet Before the Meeting: You may vote via the Internet 24 hours a day, seven days a week, by visiting www.proxyvote.com before the day of the annual meeting.

●	Vote by Proxy: If you request or receive printed proxy materials and choose to vote by proxy, simply mark, date and sign your proxy card and return it in the postage-paid envelope provided with those materials.

●	Vote via the Internet During the Meeting: You may choose to vote electronically via the Internet at www.virtualshareholdermeeting.com/OSBC2026 during the virtual annual meeting. Stockholders will need their unique control number, which appears in the notice or, if applicable, on the proxy card and the instructions accompanying the proxy materials.

Regardless of whether you plan to participate in the audio webcast of the meeting, you are urged to vote via the Internet before the meeting or, if you request or receive printed proxy materials, by signing, dating and returning the proxy card provided with those materials. If you participate in the audio webcast, you may continue to have your shares of common stock voted as instructed in a previously delivered proxy.

What does it mean if I receive more than one proxy form?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please vote all notices, proxy cards and/or voting instruction forms you receive so that all of your shares are voted.

If I hold shares in “street name” through a bank, broker or other nominee, how do I vote?

If you hold your shares in street name and you received this proxy statement from your bank, broker or other nominee (collectively, a “broker”), your broker will provide you with instructions for voting your shares. The availability of online voting during the meeting may depend on the voting procedures of the broker that holds your shares. If you have any questions about voting or your control number, please contact the broker that holds your shares.

What if I change my mind after I return my proxy?

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

●	timely delivering a new valid proxy bearing a later date either by mail or electronic vote over the Internet, or
●	timely sending notice to our Stockholder Relations Manager, Shirley Cantrell, at Old Second Bancorp, Inc., 37 S. River St., Aurora, Illinois 60507, that you are revoking your proxy, or
●	attending the meeting and voting via the Internet during the live audio webcast of the meeting.

If you hold your shares in street name and desire to revoke your proxy, you will need to contact your broker to revoke your proxy or change your vote.

What is a broker non-vote?

If you hold your shares in street name, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to Proposal 3, the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2026, but not with respect to any of the other proposals to be voted on at the annual meeting. If you hold your shares in street name, please provide voting instructions to your broker so that your shares may be voted on all other proposals.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. If a brokerage firm indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as “broker non-votes” but will still be counted for quorum purposes.

What is the quorum requirement for the annual meeting?

We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of our issued and outstanding shares entitled to vote are present in person or by proxy at the annual meeting. On March 20, 2026, the record date, we had 51,779,472 shares of common stock issued and outstanding. Abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting.

How many votes may I cast?

You are entitled to cast one vote for each share of common stock you owned on the record date with respect to each of the proposals. Stockholders do not have cumulative voting rights. If you request or receive printed proxy materials, the proxy card provided with those materials indicates the number of shares attributable to your account.

What happens if any nominee is unable to stand for re-election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. The board has no reason to believe any nominee will be unable to stand for re-election.

What is the required vote for each proposal?

Assuming a quorum is present, the required vote for each proposal is as follows:

●	Proposal 1: Each Class I director will be elected by a majority of the shares having voting power present in person or represented by proxy at the annual meeting,
●	Proposal 2: The say-on-pay proposal requires the approval of a majority of the shares having voting power present in person or represented by proxy at the annual meeting, and
●	Proposal 3: The ratification of Plante & Moran, PLLC as our independent registered public accounting firm for 2026 requires the approval of a majority of the shares having voting power present in person or represented by proxy at the annual meeting.

For each proposal, this means that the number of votes cast “FOR” each proposal must exceed the number of votes cast “AGAINST” and/or “ABSTAIN” with respect to that proposal. This includes the proposal regarding the election of directors in accordance with the policy of majority voting in uncontested director elections set forth in our bylaws.

Broker non-votes will not affect the outcome of voting on a particular proposal, and abstentions will have the effect of a vote against the applicable proposal, or, in the election of directors, against the applicable nominee.

Please note that, because the say-on-pay vote is advisory, it will not be binding upon our board of directors or our Compensation Committee.

All valid proxies that we receive will be voted in accordance with the instructions indicated in such proxies. As noted above, if you hold your shares in street name through a broker and you do not give voting instructions, your broker is not permitted to vote your shares on any proposal other than Proposal 3, which is the only routine proposal on the agenda. If no instructions are indicated in an otherwise properly executed proxy card or voting instruction form, it will be voted “FOR” each of the Class I director nominees named in this proxy statement, “FOR” the say-on-pay proposal, and “FOR” the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for 2026. If any other matters are presented at the annual meeting, the persons named as proxies in the proxy card or voting instruction form will have discretionary authority to vote for you on those matters.

Where do I find the voting results for the annual meeting?

If available, we will announce preliminary voting results at the meeting. The voting results will also be disclosed in a Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days of the meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes equal in number, serving staggered three-year terms. As a result, the terms of only approximately one-third of our board members expire at each annual meeting. The current term of our Class I directors will expire at this year’s annual meeting. The term of our Class II directors will expire at the 2027 annual meeting and the term of our Class III directors will expire at the 2028 annual meeting.

Each proposed Class I director nominee currently serves as a Class I director.

Following a review and nomination from our Corporate Governance and Nominating Committee, our board has proposed that the following Class I directors be elected as Class I directors at our 2026 annual meeting of stockholders for a term that will expire at our 2029 annual meeting and until their respective successors are duly elected and qualified.

Class I Director Nominees

Name	Age	Served as Director Since
Darin Campbell	60	2025
Billy J. Lyons, Jr.	65	2020
Patti Temple Rocks	66	2015
John Williams, Jr.	72	2021

Each Class I director nominee will be elected if the number of shares voted “FOR” the nominee constitutes a majority of the shares having voting power present in person or represented by proxy at the annual meeting. Accordingly, broker non-votes will not have any effect on the outcome of voting, but abstentions will have the effect of a vote “AGAINST” the applicable nominee.

There is no cumulative voting with respect to the election of directors.

The board of directors recommends that you vote “FOR” each of the above Class I director nominees.

Set forth below is information concerning our other directors, whose term of office will continue after the annual meeting, including their age and year first elected or appointed as a director.

Continuing Directors

Name	Age	Served as Director Since
Class II (term expires 2027)
James Eccher	60	2006
Barry Finn	66	2004
Dennis Klaeser	68	2021
Hugh McLean	67	2018

Class III (term expires 2028)
Edward Bonifas	66	2000
Gary Collins	67	2016
Keith Kotche	69	2021
Jill York	62	2020

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification and until their respective successors are duly elected and qualified.

There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions.

No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.

Director Experience

Biographical information regarding each of our director nominees and continuing directors is set forth below, including the particular experience, qualifications, attributes or skills that led the board to conclude that each member is qualified to serve on the board and any committee he or she serves.

Mr. Bonifas:  Mr. Bonifas is an Executive Officer and Board Member of Alarm Detection Systems, Inc., a producer and installer of alarm systems, closed circuit video systems and card access control systems, a position he has held since 2000. We consider Mr. Bonifas to be qualified for service on the board, Nominating and Corporate Governance Committee, and the Risk and Insurance Committee due to his skills and expertise acquired as a leader of a successful business and his prominence in the communities we serve. Mr. Bonifas also serves on our Executive Committee and as Vice Chair of the Information Technology Steering committee where he uses his business expertise for cybersecurity oversight.

Mr. Campbell:  Mr. Campbell is the former President, CEO and Chairman of Evergreen Bank Group and its holding company, Bancorp Financial, Inc., which we acquired in July 2025. Mr. Campbell founded Evergreen Bank in 2007. Prior to 2007, Mr. Campbell served as a Senior Executive at Oak Brook Bank for 12 years until it was acquired by MB Financial, Inc. Mr. Campbell has over 31 years of banking and financial experience with a B.S. degree in Business and Finance. We consider Mr. Campbell to be qualified for service on the board and the Risk and Insurance Committee due to his skills and expertise acquired as a leader in the financial services industry. Mr. Campbell also serves on our Capital Committee and Executive Committee.

Mr. Collins:  Mr. Collins has served as our Vice Chairman since October 2016. Before that, he was Vice Chairman of Talmer Bancorp, Inc., a publicly traded bank holding company (formerly, NASDAQ: TLMR), from 2011 until 2016. He also served as a director of Talmer Bancorp, Inc. from 2010 until 2016. Mr. Collins served as Chairman and Co-Chief Executive Officer of Lake Shore Wisconsin Corporation, a bank holding company, from 2010 until 2011, and as a founding Managing Director and Vice Chairman of The Private Bank — Chicago from 1991 until 2009. We consider Mr. Collins to be qualified for service on the board due to his experience focused within mortgage banking and real estate opportunities among residential, multi-family, and commercial lending. Mr. Collins serves on the Capital Committee, as Vice Chair of the Executive Committee, and a member of the Information Technology Steering Committee, Loan Committee and Risk and Insurance Committee.

Mr. Eccher:  Mr. Eccher is our Chairman, President and Chief Executive Officer of the Company. Mr. Eccher was appointed as Chairman in May 2022. Mr. Eccher has also served as our President and Chief Executive Officer of the Bank since 2003. Mr. Eccher has previously served as Senior Vice President and Branch Director of the Bank from 1999 until 2003. Before that, he served as President and Chief Executive Officer of the Bank of Sugar Grove from 1996 until 1999. We consider Mr. Eccher to be qualified for service on the board due to his experience in the financial services industry and his familiarity with our operations. Mr. Eccher serves as Chair of the Capital Committee, as Chair of the Executive Committee, as Chair of the Loan Committee and on the Risk and Insurance Committee.

Mr. Finn:  Mr. Finn served as the President and Chief Executive Officer of Rush-Copley Medical Center from 2002 until his retirement in 2019. Before that, Mr. Finn served as the Chief Operating Officer and Chief Financial Officer of Rush-Copley Medical Center from 1996 until 2002. We consider Mr. Finn to be a qualified candidate for service on the board, including as our Lead Director, and the Nominating and Corporate Governance Committee as Chair, as well as a member of our Audit Committee, Compensation Committee, Executive Committee, Capital Committee, Information Technology Steering Committee, and the Loan Committee due to his business and financial expertise acquired as an executive at a successful local medical center, as well as his prominence in the communities we serve.

Mr. Klaeser:  Mr. Klaeser most recently served as a Strategic Advisor to TCF Financial Corporation (formerly, NASDAQ: TCF) from October 2020, until his retirement in June 2021. Before that, he served as Chief Financial Officer of TCF Financial Corporation (formerly Chemical Financial Corporation) and TCF National Bank from August 2016 until April 2020. Prior to his time at TCF Financial Corporation, Mr. Klaeser served as Chief Financial Officer and an Executive Managing Director of Talmer Bancorp, Inc. from May 2010 until Talmer Bancorp’s merger with Chemical Financial Corporation in August 2016. Mr. Klaeser also served as Chief Financial Officer and a director of First Place Bank following its acquisition by Talmer Bancorp, Inc. from January 2013 until it was merged into Talmer Bank and Trust in February 2014. Mr. Klaeser was a senior Midwest bank analyst with Raymond James from April 2009 to May 2010. From 2003 until 2009, Mr. Klaeser was Chief Financial Officer of PrivateBancorp, Inc. From 2000 through 2002, Mr. Klaeser was Managing Director and Head of the Financial Institutions Group for Anderson Corporate Finance, a division of Arthur Andersen, where he was responsible for advising financial institutions on complex merger and acquisition transactions, restructuring, and divestures. Mr. Klaeser also spent seven years as an investment banker and was head of the Financial Institutions Group at EVEREN Securities, which was acquired by First Union Securities. We consider Mr. Klaeser to be a qualified candidate for service on the board, as Vice Chair of the Audit Committee, a member of the Capital Committee, as Vice Chair of the Compensation Committee, and a member of the Executive Committee and the Risk and Insurance Committee due to his extensive executive-level experience in the financial services industry, including his service as a Chief Financial Officer for a public company.

Mr. Kotche:  Mr. Kotche is a former partner at the law firm Levato & Kotche, a position he held from 1984 until his retirement in 2023. Before our acquisition of West Suburban Bancorp, Inc. (formerly, NASDAQ: WNRP), he served as a director of West Suburban Bancorp, Inc. and West Suburban Bank since 2010. He previously served on the board of STC Bancshares Corp. and STC Capital Bank from 2007 until they were sold to Wintrust in 2019. He also served on the board of Advantage National Bank (both Bank and Holding Company) from 2001 until they were sold to Wintrust in 2003. We consider Mr. Kotche to be a qualified candidate for service on the board, the Compensation Committee, the Loan Committee, the Nominating and Corporate Governance Committee, and as Vice Chair of the Risk and Insurance Committee due to his experience in law and business, 26 years of bank board experience, and his extensive knowledge of the market areas we serve, including the markets we entered through our acquisition of West Suburban.

Mr. Lyons:  Mr. Lyons served for over 30 years with the Office of the Comptroller of the Currency, most recently as a National Bank Examiner, before his retirement in December 2019. We consider Mr. Lyons to be a qualified candidate for service on the board and the Audit Committee, the Executive Committee, the Loan Committee, the Nominating and Corporate Governance Committee, and as Chair of the Risk and Insurance Committee due to his extensive bank regulatory and bank supervision experience with the bank’s primary federal regulator.

Mr. McLean:  Mr. McLean has been a Partner with Rock Island Capital since November 2016. Before that, Mr. McLean served as Regional President and Managing Director of Talmer Bank from 2010 until October 2016. From 2009 until 2010, he was President and Director of Lake Shore Wisconsin Corporation. Mr. McLean was Vice Chairman of The PrivateBank, a publicly traded commercial bank headquartered in Chicago, from 2001 until 2008, and was a Managing Director of The PrivateBank from 1996 until 2001. He also held senior commercial banking positions with Firstar Bank and American National Bank prior to joining the PrivateBank in 1996. We consider Mr. McLean to be a qualified candidate for service on the board, the Audit Committee, Capital Committee, Compensation Committee as Chair, Information Technology Steering Committee, and the Loan Committee due to his previous experience in the financial industry.

Ms. Temple Rocks:  Ms. Temple Rocks is currently the head of Temple Rocks IMC, a marketing consulting firm. Previously, her four-decade career included C-suite leadership roles for global marketing agencies including ICF Next, Golin and Leo Burnett. She was also the Chief Communications Officer for The Dow Chemical Company. We consider Ms. Temple Rocks to be a qualified candidate for service on the board, as Chair of the Information Technology Steering Committee, and a member of the Risk and Insurance Committee due to her business experience and familiarity with the greater Chicago market.

Mr. Williams:  Mr. Williams is Vice President of Bracing Systems, Inc., a construction supply and equipment supplier of masonry and concrete specialties, a position he has held since 1976. Before our acquisition of West Suburban Bancorp, Inc. (formerly, NASDAQ: WNRP), he served as director of West Suburban Bancorp, Inc. and West Suburban Bank since 1986. We consider Mr. Williams to be a qualified candidate for service on the board and the Risk and Insurance Committee due to his experience in business, as well as his extensive knowledge of the market areas we serve, including the markets we entered through our acquisition of West Suburban.

Ms. York:  Ms. York most recently served as President, Head of Equipment Finance and Leasing Solutions for Fifth Third Bank, until her retirement in April 2020. Before that, she held various executive level positions with MB Financial Inc. (formerly, NASDAQ: MBFI), including serving as its Chief Financial Officer, and its Vice President and Executive Vice President, Specialty Banking and Mergers and Acquisitions, of its subsidiary bank, until it was sold to Fifth Third Bank in March 2019. We consider Ms. York to be a qualified candidate for service on the board, as Chair of the Audit Committee, and a member of the Capital Committee, Compensation Committee, the Executive Committee, the Information Technology Steering Committee, and the Risk and Insurance Committee due to her extensive executive-level experience in the banking industry, including her service as a Chief Financial Officer for a public company.

Biographical Information for Executive Officers

Name	Title
James Eccher	Chairman, President and Chief Executive Officer of the Company and the Bank
Bradley Adams	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Gary Collins	Vice Chairman
Darin Campbell	Executive Vice President, National Specialty Lending
Donald Pilmer	Executive Vice President, Chief Lending Officer

Because each of Mr. Eccher, Mr. Campbell, and Mr. Collins also serves on our board of directors, we have provided biographical information for them above. Biographical information for each of Mr. Adams and Mr. Pilmer is provided below:

Mr. Adams, age 52, joined the Company and the Bank in May 2017 to serve as an Executive Vice President and our Chief Financial Officer. Since August 2023, Mr. Adams also serves as the Chief Operating Officer of the Company and the Bank. From November 2016 until joining us, he served as Executive Vice President and Director of Corporate Development and Strategy for TCF National Bank, where he oversaw corporate development and strategy. Before that, he served as Executive Managing Director, Corporate Development, of Talmer Bancorp, Inc. from 2011 until 2016. While at Talmer, Mr. Adams was responsible for management of internal financial reporting, budgeting, mortgage bank accounting, investor relations, strategic planning and corporate development activities. Prior to joining Talmer, Mr. Adams also held positions as Managing Director of W2 Freedom, LLC, a private investment fund manager focused on investing in community banks, and as Director of Investor Relations for Fifth Third Bancorp. Mr. Adams serves as a member of the Information Technology Steering Committee and the Risk and Insurance Committee, which are both Bank-level committees.

Mr. Pilmer, age 61, joined the Company and the Bank in 1989. He currently serves as Executive Vice President (a position he has held since 2012) and as Chief Lending Officer (a position he has held since 2016). Mr. Pilmer manages the Commercial Banking unit and has more than 30 years of experience in the Commercial Banking industry.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

Currently, the board of directors is made up of twelve directors, one-third of whom are elected by the holders of our common stock every three years to serve staggered terms. In accordance with our corporate governance procedures, the board does not involve itself in our day-to-day operations, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board and through committee membership, which is discussed below.

Director Attendance

The board of directors held four regularly scheduled meetings during 2025, as well as additional meetings, as needed, to conduct the Company’s business. All of the directors attended at least 75% of these meetings and the meetings of the committees on which they served. We typically schedule a board meeting in conjunction with our annual meeting and expect that our directors will attend our annual meeting. Last year, all of our then-serving directors attended our annual meeting. We expect each director to attend our annual meetings of stockholders, although we recognize that conflicts may occasionally arise that will prevent a director from attending an annual meeting.

Code of Business Conduct and Ethics

The board of directors believes that it is important to encourage the highest level of corporate ethics and responsibility. Among other things, the board adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, as well as a procedure for allowing employees to anonymously report any problems they may detect with respect to our financial reporting. The Code of Business Conduct and Ethics, as well as other information pertaining to our committees, corporate governance and reporting with the SEC, can be found on our website at www.oldsecond.com, under the Investor Relations page, Governance, Governance Documents. We will post on our website any amendments to, or waiver from, the Code of Business Conduct and Ethics as it applies to any director or officer to the extent required to be disclosed by applicable NASDAQ or SEC requirements.

Director Independence

The board of directors has standing Audit, Nominating and Corporate Governance, and Compensation Committees, each of which is made up solely of directors who are deemed to be “independent” under the rules of NASDAQ. NASDAQ’s independence rules include certain instances that will preclude a director from being deemed independent and the board reviews those requirements each year to determine a director’s status as an independent director. The board has determined that all of the directors and nominees are “independent” as defined by the NASDAQ Stock Market, with the exception of Messrs. Eccher, Collins, and Campbell, each of whom is an executive officer.

Board Resignation Policy

Our board of directors has adopted a resignation policy that provides that no person will be elected to serve, or will continue to serve, as a director of the Company after attaining age 73, and each director candidate or nominee has agreed that upon attaining age 73 during his or her tenure as director, the director will be deemed, effective at such time, to have resigned his or her directorship.

Our bylaws further provide that a nominee for director in an uncontested election will be elected by a majority of the shares having voting power present in person or represented by proxy at the meeting. Under our resignation policy, if a nominee receives more votes “against” his or her election than votes “for” his or her election, the director must promptly tender a written offer of resignation to the Chairman of the board of directors. Our Nominating and Corporate Governance Committee will promptly consider the director’s offer of resignation and recommend to the board of directors whether to accept or reject it. The board will act on the committee’s recommendation and will publicly disclose its decision within 120 days after the election results are certified.

Board Skills Matrix

Our board of directors collectively possesses deep experience across key disciplines that are critical to the strategic and operational oversight of the Company. The matrix below highlights the primary areas of expertise represented on the board. This disclosure reflects the board’s commitment to maintaining a well-rounded composition that supports effective governance, risk oversight, and long-term value creation for our shareholders.

Director	Financial Expertise	Banking/Finance	Risk Management	Legal/Regulatory	Technology/IT	Marketing/Communications
Edward Bonifas			✓		✓
Darin Campbell	✓	✓	✓	✓		✓
Gary Collins		✓	✓	✓
James Eccher	✓	✓	✓	✓		✓
Barry Finn	✓		✓		✓
Dennis Klaeser	✓	✓	✓	✓
Keith Kotche		✓	✓	✓
Billy J. Lyons, Jr.	✓	✓	✓	✓
Hugh McLean	✓	✓			✓
Patti Temple Rocks			✓		✓	✓
John Williams, Jr.		✓	✓
Jill York	✓	✓	✓		✓

Committees of the Board of Directors

Actions taken by each committee of the board are reported to the full board, usually at its next meeting. The principal responsibilities of each of the committees are described below. Our board committees are currently composed as follows (M — member; C — chair):

Current Board Committee Assignments

Name	Audit	Compensation	Information Technology Steering *	Loan*	Nominating and Corporate Governance	Risk and Insurance*
Edward Bonifas			M		M	M
Darin Campbell						M
Gary Collins			M	M		M
James Eccher				C		M
Barry Finn	M	M	M	M	C
Dennis Klaeser	M	M				M
Keith Kotche		M		M	M	M
Billy J. Lyons, Jr.	M			M	M	C
Hugh McLean	M	C	M	M
Patti Temple Rocks			C			M
John Williams, Jr.						M
Jill York	C	M	M			M

*Bank-level committee. In addition to those committee members listed above, Bank directors Bradley S. Adams and Jill Voss are members of the Information Technology Steering and the Risk and Insurance Committees.

Assuming the election or re-election of certain board members at the 2026 annual meeting of stockholders, the board committees will be composed as shown in the table above, with the addition of Darin Campbell as a member of the Loan Committee and Patti Temple Rocks as a member of the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also oversees our internal audit function, including our charter, independence, resources, and activities, and receives regular reports from the Chief Audit Executive. The Audit Committee is solely responsible for the pre-approval of all required audit and non-audit services to be provided by our independent registered public accounting firm and exercises its authority to do so in accordance with a policy that it has adopted. The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com, under the Investor Relations page, under the Governance tab,  and under the Governance Documents link. You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60507, or by sending a request via e-mail to corporatesecretary@oldsecond.com.

The members of our Audit Committee during 2025 were Ms. York (who serves as Chair), Mr. Finn, Mr. Klaeser, Mr. Ladowicz, who retired from the board September 2025, Mr. Lyons, and Mr. McLean. The board determined that each member of the committee was an independent director under SEC Rule 10A-3 and NASDAQ’s listing requirements. The Audit Committee met four times in 2025.

The board has designated each of Mr. Finn, Mr. Klaeser, and Ms. York as an “audit committee financial expert,” as such term is defined by the regulations of the SEC. The board believes that each of the other members of the Audit Committee possesses knowledge and experience sufficient to understand the complexities of our financial statements. Ms. York and other Audit Committee members met on a quarterly basis during 2025 with our independent registered public accounting firm.

To review our annual Audit Committee report, please see “Proposal 3 — Ratification of Our Independent Registered Public Accountants — Audit Committee Report.”

Compensation Committee

The Compensation Committee reviews the performance of our executive officers and establishes their compensation levels. The committee also has the authority, among other things, to:

●	review and approve the compensation of our chief executive officer and other executive officers;
●	approve performance goals and objectives relevant to the chief executive officer and other executive officers and evaluate, at least annually, the performance of the chief executive officer and other executive officers in light of those goals and objectives; review, approve and administer supplemental retirement benefit plans, employment agreements, and any severance arrangements or plans, including any benefits provided in connection with a change in control for our executive officers;
●	administer our incentive compensation plans and equity-based plans;
●	administer and oversee our compensation recovery (clawback) policy and oversee the timing of equity based awards;
●	in consultation with our chief executive officer, review our management succession planning; and
●	review and evaluate the risks arising from our compensation policies and practices to determine whether our incentive compensation policies and practices are likely to have a material adverse effect on the Company.

The committee’s duties, responsibilities and functions are described more fully in its charter, which is available on our website at www.oldsecond.com, under the Investor Relations page, under the Governance tab,  and under the Governance Documents link.  You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60507, or by sending a request via e-mail to corporatesecretary@oldsecond.com.

The members of our Compensation Committee during 2025 were Mr. McLean (who served as Chair), Mr. Finn, Mr. Klaeser, Mr. Kotche, Mr. Ladowicz, who retired from the board September 2025, and Ms. York. The board determined that each member of the committee was an independent director under NASDAQ’s listing requirements. The Compensation Committee met four times in 2025.

The Compensation Committee has the authority under its charter to select, or receive advice from, advisors, including compensation consultants. In 2025, the committee continued its engagement of McLagan, which is part of the Human Capital Solutions practice at Aon plc (“McLagan”), as independent advisors to assist the committee in determining and evaluating executive compensation. The Compensation Committee assessed the independence of McLagan taking into consideration all factors specified in NASDAQ listing standards. Based on this assessment, the Compensation Committee determined the engagement of McLagan did not raise any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee reviews the qualifications of, and recommends to the board for nomination, candidates to stand for election at each annual meeting or to fill vacancies on the board as they may occur during the year. The committee also reviews on at least an annual basis whether each director is “independent” under NASDAQ listing requirements. Additionally, the Nominating and Corporate Governance Committee is responsible for reviewing our policies, procedures and structure as they relate to corporate governance. The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com, under the Investor Relations page, under the Governance tab, and under the Governance Documents link. You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60507, or by sending a request via e-mail to corporatesecretary@oldsecond.com.

The members of the Nominating and Corporate Governance Committee in 2025 were Mr. Finn (who serves as Chair), Mr. Bonifas, Mr. Kotche, Mr. Ladowicz, who retired from the board September 2025, and Mr. Lyons. The board determined that each member of the committee was an independent director under NASDAQ’s listing requirements. The Nominating and Corporate Governance Committee met once in 2025.

Board and Committee Evaluation Process

Under its charter, our Nominating and Corporate Governance Committee annually reviews and assesses the performance of our board of directors, including each committee of the board, and makes recommendations for areas of improvement as it deems appropriate. In this regard, the Nominating and Corporate Governance Committee also oversees an annual assessment of each director’s individual performance, which may be accomplished through a self-evaluation process. Each of the key committees of the board of directors (Audit, Compensation and Nominating and Corporate Governance) also performs an annual assessment of its performance and charter.

Director Nominations and Qualifications

In making its nominations for persons to be elected to the board of directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, board nominees and persons nominated by stockholders, if any. The committee reviews each candidate in light of the criteria that we believe each director should possess. Included in the criteria are whether each nominee: (i) meets the minimum requirements for service on the board of directors contained in our bylaws; (ii) possesses the highest personal and professional ethics, integrity and values; (iii) has, in the committee’s opinion, a sufficient educational and professional background and relevant past and current employment affiliations, board affiliations and experience for service on the board; (iv) has demonstrated effective leadership and sound judgment in his or her professional life; (v) has a strong sense of service to the communities in which we serve; (vi) has exemplary management and communication skills; (vii) is free of conflicts of interest that would prevent him or her from serving on the board; (viii) will ensure that other existing and future commitments do not materially interfere with his or her service as a director; (ix) will review and agree to meet the standards and duties set forth in the Company’s Code of Business Conduct and Ethics; (x) is willing to devote sufficient time to carrying out their duties and responsibilities effectively; and (xi) is committed to serving on the board for an extended period of time. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise and other demographics which may contribute to the board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with NASDAQ requirements (to ensure that at least a majority of the directors will, at all times, be independent).

The committee, when considering potential board members, will look at all of the foregoing criteria. The various qualifications and criteria are normally considered by the committee in connection with its evaluation of who the committee will recommend as our director nominees. Generally, each incumbent director standing for re-election should have and will have, at a minimum, attended at least 75% of board meetings during the past year and attended 75% of committee meetings of which he or she is a member. The committee retains the ability to make exceptions to this attendance requirement as individual circumstances warrant.

All of the nominees for election as directors at the 2026 annual meeting were recommended for nomination by the committee. The committee did not receive any formal nominations for directors from our common stockholders.

Common Stock Ownership and Retention Guidelines for Non-Employee Directors

In order to align the interests of board members and stockholders, we require each non-employee director to develop a significant equity stake in the company. The Compensation Committee is responsible for monitoring compliance with these stock ownership and retention guidelines.

Non-employee directors are expected to acquire, and hold during their service as board members, shares of our common stock equal in value to at least three times the annual cash retainer for non-employee directors. Each non-employee director will have five years from the date they first become subject to these guidelines to achieve these target ownership levels. Individuals who acquire shares of common stock under our equity-based incentive plan must hold at least 50% of all net after-tax acquired shares until these stock ownership guidelines are satisfied.

The following share types are included under these guidelines: shares directly owned, family-owned shares, retirement plan shares and unvested time-based restricted stock. Stock options that are unexercised, regardless of their vesting status and in-the-money value, are not counted toward satisfaction of these guidelines. Unvested performance-based restricted stock is also not counted toward stock ownership.

All of our non-employee directors are currently in compliance with these guidelines.

Insider Trading Policy and Procedures

We maintain a comprehensive Insider Trading Policy that applies to all directors, officers, employees, and related persons of the Company and its subsidiaries. The policy is designed to promote compliance with federal securities laws and to prevent trading in Company securities while in possession of material nonpublic information. Further, it is also the policy of the Company to comply with all applicable securities laws when transacting in its own securities.

Key features of the policy include:

●	Prohibition on Trading with Material Nonpublic Information: Covered individuals may not trade in Company securities, directly or indirectly, while in possession of material nonpublic information. This restriction also applies to trading in securities of other companies about which the insider may have obtained material information in the course of employment.
●	Quarterly Trading Blackouts: Directors, officers, and certain designated employees are subject to quarterly blackout periods beginning five business days prior to the end of each fiscal quarter and ending two full business days after public announcement of earnings.
●	Pre-Clearance Requirement: Directors and executive officers must obtain pre-clearance from a designated compliance officer before engaging in any transactions involving Company securities, including the adoption of Rule 10b5-1 trading plans.
●	Prohibited Transactions: The policy prohibits short sales, transactions in derivative securities (e.g., puts, calls), hedging or monetization transactions, and pledging of Company securities (subject to certain grandfathered exceptions).
●	Permitted Transactions: Certain transactions are exempt, including stock option exercises (but not market sales), restricted stock vesting (but not sales), and periodic investments through the Company’s 401(k) plan.
●	Confidentiality and Tipping Restrictions: Disclosure of material nonpublic information to others (“tipping”) is strictly prohibited, as is discussing confidential Company matters with outside parties without authorization.
●	Consequences of Violation: Violations of the policy may result in disciplinary action, including termination of employment, and may subject the individual to civil and criminal penalties.

The Insider Trading Policy is reviewed periodically and approved by the Board of Directors. It is filed as Exhibit 19.1 to the Company’s Form 10-K.

Family Relationships

There is no family relationship between any of our directors, nominees or executive officers, and there are no arrangements or understandings between the directors and any other person pursuant to which he or she was or is to be selected as a director or nominee.

Board Leadership Structure

Mr. Eccher currently serves as Chairman of the Board and as Chief Executive Officer and President of both the Company and the Bank, combining the roles of board leadership and executive management. We believe certain synergies are gained through the dual role of Chairman and Chief Executive Officer by facilitating efficient and effective flow of information between management and the board of directors. Further, the board believes the dual role of Chairman and Chief Executive Officer, in concert with the Lead Independent Director appointed by the board, serves the interests of stockholders by striking a balance between the development of corporate strategies and independent oversight of management. As discussed more fully below, we have appointed Mr. Finn as our Lead Independent Director.

The “Lead Independent Director” assists the board of directors in assuring effective corporate governance, and serves as chairman when the board of directors meets in independent director sessions. Our board of directors designated Mr. Finn to serve as Lead Independent Director. In this role, he may call and preside over executive sessions of the independent directors, without management present, as he deems necessary, serve as a liaison between the chair or the chief executive officer and the independent directors on certain matters, and has power to provide formal input on the agenda for meetings of the board. The Nominating and Corporate Governance Committee reviews this appointment annually and the full board has the opportunity to ratify the committee’s selection.

Our board of directors believes this structure is appropriate for our Company because our Chief Executive Officer has the best knowledge of the day-to-day operations of the Company and can make recommendations to the board based on his ongoing experience and “hands on” running of the Company. In addition, the Lead Independent Director, who is an independent member of our board, provides independent leadership within our board that strengthens its effectiveness and oversight of our business.

Board’s Role in Risk Oversight

General

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, market risks, regulatory risks, strategic risks, cyber security risks, reputational risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks we face, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

In 2015, we established our enterprise risk management program to assess, measure and monitor credit risk, market risk, liquidity and funding risk, capital adequacy, strategic risk, legal and compliance risk, reputation risk and operational risk. While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Risk Committee’s responsibilities include periodically reviewing and approving our enterprise risk management program and risk appetite framework; identifying emerging risks and ensuring there are plans to mitigate risks identified; reviewing stress testing activities surrounding credit, liquidity and capital, ensuring compliance with our risk appetite framework; and reviewing results of examinations by regulatory agencies and tracking remediation of reported findings. The board’s Compensation Committee monitors and assesses the various risks associated with compensation policies and individual incentive plans, and oversees incentives to ensure the level of risk-taking is consistent with our overall strategy.

We believe that establishing the right “tone at the top” and providing for full and open communication between management and the board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers contribute to enterprise risk reporting to the board and attend many of the board meetings, or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.

Cyber and Information Security

Our Information Technology Steering Committee (“ITSC”) is central to the board’s oversight of cybersecurity risks, which are incorporated into our overall risk management program overseen by our Risk Committee. The board provides oversight of technology-based risk management on significant technology risk exposures such as risks related to information security, fraud, data protection, business continuity, vendor management and cybersecurity. The Chief Technology Officer, Chief Risk Officer and Chief Information Security Officer regularly attend the committee meetings and provide comprehensive briefings and reporting no less than quarterly to ensure the highest levels of management are kept abreast of the cybersecurity posture and potential risks we face. As the Bank deploys new technology and platform innovations to gather, process, analyze, and provide information to execute transactions and meet the needs of its customers, the Bank ensures that its operations are effective on enhancing productivity to meet its strategic goals while mitigating technology risks through its efforts to improve cybersecurity, data privacy, and data management. Board and ITSC members receive reporting on significant cyber events including response efforts, legal obligations, and notification to regulators and/or customers when needed. The Risk Committee has approved a standalone Cybersecurity Risk Appetite Statement against which the Bank’s performance is measured quarterly.

While we look to numerous frameworks to ensure the Information Security Program is maintained in line with regulatory expectations and industry best practices, the National Institute of Standards and Technology (“NIST”) cybersecurity framework is the primary standard against which we benchmark ourselves. The program incorporates all of our security policies and covers the core elements of access control, infrastructure security, cybersecurity events and incident management, data protection, third-party vendor cyber risk oversight, payment security, and training and awareness. Independent assessment and benchmarking of the program are regularly completed. We continue to make significant investments in enhancing our cyber defense-in-depth capabilities and to strengthen our partnerships with the appropriate government and law enforcement agencies and other businesses in order to understand the full spectrum of cybersecurity risks in the operating environment, enhance defenses and improve resiliency against cybersecurity threats. We continually monitor our threat environment utilizing a robust asset management program, network security monitoring, regular patch management, threat intelligence, third party service oversight, and testing of key controls. We maintain a complex Business Continuity Plan and Incident Response Plan that is routinely updated and tested. Our staff receives formal information security training under a multifaceted approach that includes tabletop exercises, web-based training and regular phishing and social engineering training. We maintain a standalone cyber insurance policy that is intended to defray the costs of an information security breach. Our information security program is independently audited no less than annually and we perform routine internal and external penetration testing.

Corporate Social Responsibility

We know that many of our stockholders expect that we conduct our business in a socially responsible manner through our actions and interactions with our customers, colleagues and within the communities that we serve. Since we were founded, we have worked to integrate corporate social responsibility into our activities. We strive to be a good corporate citizen by operating as an employer that is committed to our team members and, through our bank branches, by maintaining strong ties to the communities in which our customers live, work and do business. Although not an exhaustive list, examples of our activities that reflect our strong commitment to corporate social responsibility include:

Commitment to Community

Giving back to the communities we serve has always been an important part of our culture as a local community bank. We proudly support the communities in which we operate, not only through our banking operations, but through our employees’ volunteer and community-service efforts.

●	We currently maintain an “Outstanding” rating under the Community Reinvestment Act. This rating was reaffirmed in September of 2025.
●	Certified under the Cities for Financial Empowerment BankOn National Account Standard, the terms of the Renew checking product are structured to support the financial needs of underbanked and unbanked community members. The Renew checking product was recertified in 2024.
●	In 2025, our employees invested nearly 4,100 hours in community service events, many of which were employee-led events. Our employees are represented on the board of directors of more than 60 community organizations, including local food pantries, affordable housing organizations, financial empowerment groups and economic development and revitalization boards. To further support these efforts, we provide employees with up to eight hours of special purpose paid time off annually to support these efforts.
●	In 2025, we originated or extended approximately $62 million of community development loans, supporting affordable housing, community service organizations and community revitalization and stabilization efforts.
●	In 2025, we funded more than $295 million in CRA-eligible loan originations to small businesses and small farms.
●	In 2025, we funded more than $175,000 in down payment assistance grants through various affordable housing programs.
●	In 2025, we committed or paid more than $180,000 in donations and grants to support community organizations, including donations to local food pantries, a nonprofit organization supporting low-income individuals faced with physical, intellectual and mental health challenges, and a nonprofit organization dedicated to providing low-income families with housing opportunities throughout the Chicago area.

Employee Engagement

We believe that our continued growth and future success will depend in large part on the quality of service provided by our employees. We understand that a highly engaged and empowered workforce is key to driving success for our customers, our business, our communities and our stockholders.

We seek to provide a compelling value proposition to our employees by providing market-competitive pay and benefits which include retirement programs, broad-based bonuses, health and welfare benefits, paid time off, family leave and flexible work schedules.

In 2025, we identified specific areas of focus in response to employee engagement survey results. Leadership, Feedback & Recognition, and Collaboration & Communication were the formal areas of focus. Leadership initiatives centered around increased visibility and frequency of communications resulting in live, recorded, and written messages from the Chief Executive Officer to staff, strategic senior leadership attendance at meetings and events, and leadership presence at semiannual milestone anniversary luncheons. For Feedback & Recognition, we leveraged Engagement Ambassadors to meet regularly and serve as a conduit for two-way communication and an accelerant for department engagement initiatives. For our Collaboration & Communication focus, we continued a successful partnership between O2 Cares and our CRA Officer to volunteer with Junior Achievement resulting in 80+ volunteers reaching more than 1,000 students in the Chicagoland area.

Sustainable Business Practices

We recognize the opportunity to advance economic and social impact through sustainable business operations. In our efforts to promote greater environmental responsibility and operate at an increased level of resource efficiency we:

●	encourage conservation and recycling in the communities we serve via paperless statements and other electronic deliveries to our customers.
●	have replaced the majority of our facilities’ water bottle services with water filtration systems to reduce plastic waste.
●	seek opportunities to expand recycling programs throughout our locations, in addition to existing paper recycling and shred services in all of our locations.

Certain Relationships and Related Party Transactions

Statement of Policy Regarding Transactions with Related Persons

Transactions by us with related parties are subject to regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which governs certain transactions by us with our affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by us to our executive officers, directors and principal stockholders). We have also adopted policies to comply with these regulatory requirements and restrictions, including policies governing the approval of related party transactions. Our Audit Committee reviews and approves all related person transactions between the Company and related parties in accordance with NASDAQ’s rules and regulations. For purposes of this review, related person transactions are those transactions required to be disclosed under applicable SEC regulations.

Banking Relationships

Certain of our executive officers and directors have, from time to time, engaged in banking transactions with the Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by the Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2025, our Compensation Committee consisted of Mr. McLean (Chair), Mr. Klaeser (Vice-Chair), Mr. Finn, Mr. Kotche, and Ms. York. No member of our Compensation Committee in 2025 was, during the last fiscal year, an officer or employee of the Company or formerly an officer of the Company. In addition, none has had any relationship with the Company of the type that is required to be disclosed under “Certain Relationships and Related Party Transactions.” During 2025, none of our executive officers served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that had one or more executive officers serving as a member of the board of directors or Compensation Committee of the Company.

Vote Standard for Bylaw Amendments

Our certificate of incorporation and bylaws authorize our board of directors to adopt, amend or repeal our bylaws by a majority vote. In addition, under Delaware law, our stockholders also have the power to adopt, amend or repeal our bylaws. Under our bylaws, such an action would require a majority of the shares having voting power present in person or represented by proxy at the meeting.

Stockholder Communications with Our Directors

Our stockholders may contact any member of the board of directors (including our Chairman or Lead Independent Director), or the board as a whole, through our Corporate Secretary, by mail at 37 South River Street, Aurora, Illinois 60507, or by e-mail at corporatesecretary@oldsecond.com. Any such communication should indicate whether the sender is an Old Second stockholder. Any communication will be forwarded promptly to the board as a group or to the attention of the specified director per your request. Communications that are personal grievances, commercial solicitations, customer complaints, incoherent, or obscene will not be communicated to our board or any director or committee of our board.

Stockholder Proposals and Director Nominations

Stockholder Nominations of Directors. Under our certificate of incorporation, a stockholder may nominate a candidate for election at a stockholder meeting by giving written notice, delivered to or mailed, to our Corporate Secretary, at 37 South River Street, Aurora, Illinois 60507, not fewer than 14 days nor more than 60 days before any meeting of the stockholders called for the election of directors. If notice of the meeting is given to stockholders less than 21 days before the date of the meeting, such written nomination must be delivered or mailed, as prescribed, to our Corporate Secretary, not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders. Each written nomination must set forth (a) the name, age, business address and, if known, residence address of each nominee proposed in such written nomination; (b) the principal occupation or employment of each such nominee for the past five years; and (c) the number of shares of our stock beneficially owned by each such nominee and by the nominating stockholder.

Stockholder Proposal at the Meeting. A stockholder seeking to present any business at an annual meeting must submit a notice in writing to our Corporate Secretary, at 37 South River Street, Aurora, Illinois 60507, not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is moved to more than 30 days before or more than 60 days after the anniversary date of the previous year’s meeting, for notice by the stockholder to be timely it must be delivered to us not earlier than 120 days prior to the date of such annual meeting and not later than 90 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. Our bylaws require the stockholder’s notice to the Company with respect to a stockholder proposal (other than a director nomination) for an annual meeting of stockholders, to include, among other things, (a) the stockholder’s name and address; (b) information about the stockholder’s stock ownership in the Company and certain interests and relationships; and (c) a description of the business the stockholder desires to bring before the meeting.

Proposals in Our Proxy Statement. Under SEC rules, for a stockholder’s proposal to be included in our proxy statement and proxy card for the 2027 Annual Meeting of Stockholders, you must file a written notice of the proposal with our Corporate Secretary, at 37 South River Street, Aurora, Illinois 60507, not less than 120 calendar days before the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting, or December 7, 2026, and must otherwise comply with the rules and regulations set forth by the SEC. However, if the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials.

Additional Requirements for Director Nominations Under SEC Rules. In addition to satisfying the requirements described above under our certificate of incorporation and bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In particular, a stockholder intending to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 and must comply with the timing and other requirements specified in that rule. Such notice must be provided to the Company no later than 60 calendar days prior to the anniversary of the date of the previous year’s annual meeting of stockholders. If the date of the annual meeting is changed by more than 30 days from the anniversary of the previous year’s annual meeting, the notice must be provided by the later of (i) 60 calendar days prior to the date of the annual meeting or (ii) the tenth day following the day on which the Company first publicly announces the date of the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 20, 2026, by each director and nominee for director, by each named executive officer, by all of our executive officers, directors and director nominees as a group, and each person known by us to be the beneficial owner of more than 5% of our outstanding common stock.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Old Second Bancorp, Inc., 37 South River Street, Aurora, Illinois 60507. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 51,779,472 shares of common stock outstanding as of March 20, 2026. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of March 20, 2026.

	Shares Beneficially
Name	Owned	Percent of Class
Directors and named executive officers:
Bradley Adams(1)	170,603	*
Edward Bonifas(2)	175,331	*
Darin Campbell(3)	274,589	*
Gary Collins(4)	125,197	*
James Eccher(5)	417,752	*
Barry Finn(6)	88,737	*
Dennis Klaeser(7)	49,657	*
Keith Kotche(8)	187,461	*
Billy J. Lyons, Jr. (9)	20,073	*
Hugh McLean(10)	160,351	*
Donald Pilmer(11)	78,726	*
Patti Temple Rocks(12)	39,030	*
John Williams, Jr.(13)	36,830	*
Jill York(14)	24,703	*

All directors, director nominees, and executive officers as a group (14 persons)	1,849,040	3.6%

5% Stockholders:
Blackrock , Inc.(15)	4,155,906	8.0%
*	Denotes ownership of less than 1%.
(1)	Consists of: (i) 85,101 shares held jointly with spouse in a brokerage account; (ii) 75,300 shares held in Mr. Adams’ name with a broker: and (iii) 10,202 shares held in our 401(k) plan. Excludes 84,980 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Adams.
(2)	Consists of: (i) 172,254 shares held in a trust account and (ii) 3,077 shares held in Mr. Bonifas’ name outright. Excludes 10,595 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Bonifas.
(3)	Consists of: (i) 274,589 shares held in a brokerage account. Excludes 10,562 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Campbell.
(4)	Consists of: (i) 40,136 shares held in a brokerage account; (ii) 78,256 shares held in an IRA account in Mr. Collins’ name; and (iii) 6,805 shares held in our 401(k) plan. Excludes 37,312 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Collins.
(5)	Consists of: (i) 347,271 shares held in a brokerage account; (ii) 148 shares held jointly with his spouse in a brokerage account; (iii) 33,018 shares held in our 401(k) plan; (iv) 6,335 shares held in our profit-sharing plan and trust; and (v) 30,980 shares held in Mr. Eccher’s name outright. Excludes 188,252 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Eccher.
(6)	Consists of: (i) 88,737 shares held in a brokerage account in Mr. Finn’s name alone. Excludes 10,595 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Finn.
(7)	Consists of: (i) 42,000 shares held in trust and (ii) 7,657 shares held in Mr. Klaeser’s name outright. Excludes 10,595 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Klaeser.

(8)	Consists of: (i) 187,461 shares held jointly with Mr. Kotche’s family. Excludes 10,595 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Kotche.
(9)	Consists of: (i) 8,643 shares held in a brokerage account and (ii) 11,430 shares in Mr. Lyons’ name outright. Excludes 10,595 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Lyons.
(10)	Consists of: (i) 157,274 shares held jointly with his spouse, and (ii) 3,077 shares held in Mr. McLean’s name outright. Excludes 10,595 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. McLean.
(11)	Consists of: (i) 63,135 shares held in a brokerage account; (ii) 1,450 shares held by spouse in a brokerage account; (iii) 4,040 shares held in our 401(k) plan; (iv) 182 shares held in our profit-sharing plan and trust; and (v) 9,919 shares held in Mr. Pilmer’s name outright. Excludes 39,498 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Pilmer.
(12)	Consists of: (i) 20,351 shares held in Ms. Temple Rocks’ name outright; and (ii) 18,679 shares held in an IRA account in Ms. Temple Rocks’ name. Excludes 10,595 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Ms. Temple Rocks.
(13)	Consists of: (i) 20,548 shares held in Mr. Williams’ name in a brokerage account; (ii) 10,125 shares in his spouse’s name; and (iii) 6,157 shares held in Mr. Williams’ name outright. Excludes 10,595 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Williams.
(14)	Consists of: (i) 3,077 shares held in Ms. York’s name outright; (ii) 21,626 shares held in a trust account. Excludes 10,595 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Ms. York.
(15)	Based on information contained in the Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 26, 2024 and share information reported in the Form 13F filed with the SEC by BlackRock, Inc. on February 12, 2026, BlackRock, Inc. reported beneficial ownership of 4,155,906 shares of the Company’s common stock. In its Form 13F, BlackRock reported sole voting power over 4,017,255 shares and no voting power over 138,651 shares. In its Schedule 13G/A, BlackRock, Inc. reported sole voting power over 3,410,633 shares, sole dispositive power over 3,503,897 shares and beneficial ownership of 3,503,897 shares, representing 7.8% of the Company’s outstanding common stock. The following subsidiaries of BlackRock, Inc. are identified in Exhibit A to the Schedule 13G/A: BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock Asset Management Canada Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Fund Managers Ltd; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC. BlackRock, Inc.’s business address is 50 Hudson Yards, New York, New York 10001.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, these insiders complied with all Section 16(a) filing requirements during 2025, except a late Form 4 report for Mr. Campbell which was filed on October 30, 2025.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) is intended to assist our stockholders in understanding our compensation programs, the philosophy underlying our compensation strategy and the fundamental elements of the compensation paid to our “named executive officers” whose 2025 compensation information is provided in the tables following this discussion. Our named executive officers as of December 31, 2025, are noted in the following table, along with their current titles:

Name	Title
James Eccher	Chairman, President and Chief Executive Officer of the Company and the Bank
Bradley Adams	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Gary Collins	Vice Chairman
Darin Campbell	Executive Vice President, National Specialty Lending
Donald Pilmer	Executive Vice President, Chief Lending Officer

Introduction

Our CD&A is organized as follows:

●	Overview and Executive Summary. We provide background context and financial and operational highlights that puts our overall disclosure into perspective.
●	Objectives of Our Compensation Program. The objectives of our executive compensation program are based on our business model and the competitive pressures we face in attracting and retaining executive talent. We structure our executive compensation program to reflect our compensation philosophy and related operating principles.
●	Elements of Compensation. The key components of our compensation program are base salary, annual cash incentive payments and long-term equity awards, with an emphasis on tying executive compensation to performance.
●	Severance and Change in Control Arrangements. We provide certain severance benefits in the event of Mr. Eccher’s involuntary termination and “double-trigger” change in control benefits to each of our named executive officers.
●	Compensation Process. Our executive compensation program is regularly reviewed by the Compensation Committee to ensure that we meet our compensation objectives and to ensure that our compensation program does not pose material risks to the Company.
●	Analysis of 2025 Compensation. Decisions on 2025 compensation are analyzed and explained in the context of our compensation objectives and performance.
●	Regulatory Considerations. We consider guidance established by the Federal Deposit Insurance Corporation (the “FDIC”) and other bank regulatory agencies, in addition to various other regulatory requirements, in making decisions about executive compensation.

Overview and Executive Summary

Business Overview. We provide lending, deposit, and trust services for businesses and individuals. We offer competitive commercial and personal banking products and are committed to providing superior customer service. We place a high priority on community service and are actively involved with many civic and community projects in the communities where we conduct our business. We operate in an intensely competitive and uncertain business environment. From a business perspective, not only do we compete with numerous companies in our markets for customers, but we also compete with many different types and sizes of organizations for senior leadership capable of executing our business strategies. Among other challenges, our business model requires experienced leaders with banking and operational expertise who are capable of taking on high levels of personal responsibility in an ever-evolving banking industry and economy.

Financial and Operational Performance. During 2025, we continued our emphasis on sustaining profitability and growth. Some accomplishments in 2025 included:

●	Net Income of $80.3 million; and
●	An Efficiency Ratio (GAAP) of 57.91%.

Overview of Certain Compensation-Related Performance Metrics. In 2025, our Compensation Committee selected, among others, corporate performance metrics for our annual incentive plan based on our:

●	Adjusted Net Income, which excluded the after-tax impact of adjustments related to the Day Two non-purchase credit deteriorated (“PCD”) provision for credit loss recorded stemming from our Bancorp Financial acquisition, mortgage servicing rights (“MSR”) losses, net security losses, death benefits realized on BOLI, net gains on branch sales, and acquisition related costs, as applicable. See page 49 for the reconciliation of this non-GAAP measure to GAAP Net Income. Adjusted Net Income was earned at 128.9% of target based on our 2025 Adjusted Net Income (non-GAAP) of $102.6 million, which was above our peer group median for return on average assets; and
●	Adjusted Efficiency Ratio, which is noninterest expense excluding core deposit intangible amortization, net OREO expenses, and acquisition related costs, net of branch sales, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities, and MSR losses, plus a tax equivalent adjustment on the increase in cash surrender value of BOLI during the applicable period. Efficiency Ratio results may also be adjusted by the Committee in its sole discretion to prevent dilution or enlargement of an award as a result of extraordinary, unusual or non-recurring items, such as acquisition related costs recorded in 2025. Adjusted Efficiency Ratio was earned at 110.0% of target based on our 2025 Adjusted Efficiency Ratio (tax-exempt, non-GAAP) of 53.15%. Refer to our 2025 Annual Report “Reconciliation of Adjusted Efficiency Ratio Non-GAAP Financial Measures” within Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation for a reconciliation of this non-GAAP ratio to its GAAP counterpart.

Our Compensation Committee uses these adjusted measures because it believes they provide a useful supplemental view of our core operating performance for executive compensation purposes by excluding items that are not viewed as indicative of our ongoing operating performance or that could otherwise reduce comparability from period to period. Our Compensation Committee does not use these adjusted measures as a substitute for GAAP results, but rather as additional performance measures to evaluate results in a manner it believes better aligns compensation outcomes with our operating performance.

Overview of Our Executive Compensation Programs. The Company and the Bank share an executive management team. The compensation packages of our named executive officers are determined and approved by our Compensation Committee based on their performance and roles for both the Company and the Bank.

We are committed to paying for performance. This commitment is reflected by the significant portion of our named executive officers’ compensation that is provided through performance-based programs. Our executive compensation programs evolve and are adjusted over time to support our business goals and to promote both near- and long-term profitable growth. Total compensation for each named executive officer varies with performance in achieving financial and non-financial objectives.

Accordingly, our executive compensation, particularly metrics for our short-term incentive plans, focused on the following goals and accountabilities: our net income growth, asset quality, expense control and efficiency of operations, and department and individual performance. These metrics were prudently designed to contain and minimize risk while at the same time emphasizing growth and profitability.

Say-on-Pay. At our 2025 annual meeting of stockholders, approximately 94% of the votes cast on the advisory say-on-pay proposal were voted in favor of the compensation of our named executive officers. Our Compensation Committee considered the outcome of that vote as part of its annual review of our executive compensation program and concluded that our overall executive compensation philosophy and program structure remained appropriate and continued to support our compensation objectives. In reaching that conclusion, our Compensation Committee considered the say-on-pay outcome together with our performance, competitive market data and its ongoing assessment of the design and effectiveness of our executive compensation program.

Clawback Policy. The Compensation Committee believes it is appropriate to adjust or recover incentive awards or payments in the event the financial reporting measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. As required under SEC and NASDAQ rules, the board of directors approved the Incentive Compensation Recovery Policy effective August 15, 2023. The policy generally requires recovery of any erroneously awarded incentive-based compensation (calculated based on the error that was subsequently corrected in an accounting restatement), regardless of any misconduct or knowledge of the officer who received the compensation. But recovery is generally not required if the compensation was received before the person began serving as an officer, or the person did not serve as an officer at any time during clawback period. A clawback will be triggered by both a “Big R” restatement — one that corrects an error in previously issued financial statements that is material to the previously issued financial statement and requires a Form 8-K filing — as well as a “Little r” restatement — one that corrects an error that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period and generally does not require filing a Form 8-K. Our clawback policy also provides our board of directors discretion to clawback any incentive compensation paid to an officer if the board determines it is just, practical, equitable, and in the best interests of the Company to do so, regardless of whether the Company is required to prepare a “Big R” restatement or “Little r” restatement.

Objectives of Our Compensation Program

The goal of our compensation program is to align the interests of management with those of our stockholders while minimizing undue risk-taking. The Compensation Committee has designed our executive compensation program in a manner that does not provide our executives with incentives to engage in business activities or other behavior that would threaten our value or the investments of our stockholders.

The executive compensation program is intended to accomplish the following objectives:

●	pay for performance;
●	tie equity compensation to long-term value creation for our stockholders;
●	align the financial interests of our named executive officers with those of our stockholders;
●	maintain a corporate environment that encourages stability and a long-term focus for both us and our management;
●	maintain a program that:
o	clearly motivates personnel to perform and succeed according to our current goals;
o	attracts and retains key personnel critical to our long-term success; and
o	does not encourage undue risk-taking; and
●	seeks to ensure that management:
o	fulfills its oversight responsibility to its constituents which include stockholders, customers, employees, the community and government regulatory agencies;
o	conforms its business conduct to the highest ethical standards;
o	remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and
o	continues to avoid any conflict between its responsibilities to us and each individual’s personal interests.

Below we summarize certain governance practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We Do
Pay-for-Performance	We have structured compensation so that a meaningful portion of pay for our executive officers is subject to the attainment of key performance objectives.
Risk Management	We annually review our compensation programs to ensure that they do not encourage excessive risk-taking.
Caps on Annual Cash Incentive Payments	We have appropriate caps on annual cash incentive payments.
Stock Ownership Guidelines	We maintain stock ownership guidelines of 3x salary for our chief executive officer and 3x annual retainer for our non-employee directors.
Double Trigger Change in Control Provisions	Our change in control provisions require a double trigger.
Compensation Consultant	We engage an independent compensation consultant to assist in the development of our executive compensation program and to provide information on market trends and developments.

What We Don’t Do
No Tax Gross-Ups	We do not provide our executive officers excise tax gross-ups on benefits or under any change in control provisions or agreements.
No Excessive Perquisites	We do not offer excessive perquisites and those perquisites we do offer are limited and primarily serve to enhance our executives’ business development activities.
No Hedging or Pledging	We prohibit the hedging or the pledging of our securities in a margin account or as collateral for a loan.
No Repricing of Options	Our Equity Incentive Plan prohibits repricing of underwater options without prior stockholder approval.

Elements of Compensation

Our Compensation Committee structures our executive compensation program to balance fixed and variable compensation, short-term and long-term incentives, and cash and equity compensation. In doing so, our Compensation Committee believes base salary provides a fixed level of compensation for the scope of an executive’s role and responsibilities, annual cash incentives reward annual company and individual performance, and long-term equity awards align the interests of our executives with long-term stockholder value creation while also supporting retention.

Our named executive officers’ compensation program consists of four main components: (a) base salary, (b) annual cash incentives, (c) equity awards and (d) additional benefits.

The Compensation Committee’s decisions regarding each of the components for the named executive officers are based in part on the Compensation Committee’s subjective judgment and consider qualitative and quantitative factors, as discussed below. In reviewing an executive officer’s compensation, the Compensation Committee considers and evaluates all components of the officer’s total compensation package. This involves reviewing base salary, cash incentives, equity incentive awards, perquisites, participation in our non-qualified executive plans, participation in our 401(k) plan and any other payments, awards or benefits that an officer earns. Additionally, the Compensation Committee takes into consideration any amount an executive officer is entitled to upon retirement, termination or a change-in-control event.

The following overview explains the structure and rationale of the elements of compensation used for 2025.

Base Salary. The Compensation Committee believes that base compensation should offer security to each executive sufficient to maintain a stable management team and environment. In establishing an executive officer’s initial base salary the Compensation Committee considers, among other things, the executive’s level of responsibility, prior experience, breadth of knowledge, the competitive salary practices at peer companies, internal performance objectives, education, internal pay equity, potential bonus and equity awards, level of benefits and perquisites and the tax deductibility of base salary.

The Compensation Committee reviews salaries of the named executive officers on an annual basis. As with all of its decisions regarding compensation levels, when reviewing salaries the Compensation Committee considers the levels of all aspects and components of the officer’s compensation, including the individual’s potential bonus and equity awards as well as the level of benefits and perquisites offered. All of these factors are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight.

Annual Cash Incentives. The Compensation Committee believes that annual cash incentive compensation is an integral component of our total compensation program that links executive decision-making and performance with our annual strategic objectives. We use this component to focus management on the achievement of corporate financial goals while considering the mitigation of any risks which may affect our overall financial performance.

In February 2025, the Compensation Committee established performance metrics under the Old Second Bancorp, Inc. Executive Annual Incentive Plan, which we refer to as our “Incentive Plan.” Under the Incentive Plan, as soon as practicable at the beginning of each fiscal year, the Compensation Committee, in consultation with our Chief Executive Officer, selects key performance objectives, which will be used to determine the actual incentive cash payment to be awarded to our executive officers upon the achievement of the selected performance objectives. Generally speaking, performance targets are set so that improvement in a performance objective is necessary in order to receive any or all of the incentive award with respect to that objective. In addition, under the Incentive Plan, in order to be eligible for a cash incentive payment with respect to a particular year, the executive must also meet the expectations of his position during such year.

Maximum incentive opportunities are capped under the Incentive Plan to avoid encouraging excessive risk-taking and to avoid any focus on maximizing short-term results at the expense of our long-term soundness.

Equity Awards. The Compensation Committee believes that senior management equity ownership effectively aligns the interests of senior management with those of our stockholders. Accordingly, we have implemented equity-based incentives to both encourage our management’s long-term service and give management a more direct interest in our future success. The equity incentive plan in effect in 2025, which was originally approved by our stockholders at our 2019 annual meeting of stockholders, and amended and restated for the second time by our stockholders at our 2025 annual meeting of stockholders to increase the number of authorized shares of common stock under the 2019 Equity Incentive Plan to a total of 2,600,000 shares (the “Equity Incentive Plan”), authorizes the granting of qualified stock options, non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights.

All awards are at the discretion of the Compensation Committee and are generally subjective in nature. In determining the number of equity awards to be granted to executive officers, the Compensation Committee considers individual and corporate performance goals and achievement as measured by those goals, the executive’s position and his or her ability to affect profits and stockholder value, as well as the level of awards granted to individuals with similar positions at our peer organizations. Because of the nature of equity awards, the Compensation Committee also evaluates prior awards of stock options and restricted stock and considers the overall wealth accumulation of a given executive officer through such awards.

As discussed below in “Analysis of 2025 Compensation—Long-Term Equity Compensation,” in 2025, the Compensation Committee granted our named executive officers service-based restricted stock units that are subject to three-year cliff vesting. In addition, in 2025, the Compensation Committee awarded performance-based restricted stock units to each of the named executive officers subject to specified performance conditions to be measured over the three-year period ending December 31, 2027.

Additional Benefits

Retirement Benefits. We sponsor a tax-qualified 401(k) savings plan and trust intended to be qualified under Section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute up to a dollar limit set by law. Participants can choose between several different investment options under the 401(k) plan, including shares of our common stock.

During 2025, we provided a matching contribution on elective deferrals to eligible participants in an amount equal to 100% of the first 3% of each participant’s contributions, and 50% of the next 2% of the participant’s contributions. There is also a profit-sharing portion of the 401(k) plan which provides for an annual discretionary contribution to the retirement account of each employee based in part on our profitability in a given year and on each participant’s annual compensation. The contribution amount granted each year is on a discretionary basis and there is no set formula used by the Compensation Committee. For 2025, the Compensation Committee elected not to make a discretionary profit-sharing contribution.

Deferred Compensation. On September 23, 2020, the Board of Directors adopted the Old Second Bancorp, Inc. Voluntary Deferred Compensation Plan (the “Restated Deferred Compensation Plan”), which amended and restated our prior Executive Deferred Compensation Plan. The Restated Deferred Compensation Plan became effective on January 1, 2021 and, among other things, removed the mandatory company matching contributions for 2021 and beyond. However, the Compensation Committee may, in its discretion, make supplemental contributions (“Company Contributions”) to a participant’s retirement distribution account in the form of (a) matching contributions on behalf of participants who elect to make the maximum permissible deferral amount under the applicable 401(k) Plan, including catch-up contributions, and (b) profit sharing contributions. Company Contributions vest according to the schedule specified by the Compensation Committee on or before the time such contributions are made.

Under the Restated Deferred Compensation Plan, participants are permitted to make hypothetical investments with respect to their account balances. The participants may select such hypothetical investments from an array of publicly-traded mutual funds that are held in an insurance company separate account. Participants may elect to receive their deferred compensation balance in a lump sum or in installments. Participants may make a withdrawal from the plan during their employment in the event of hardship as approved by the plan’s administrator. The plan is administered through an independent service provider. Messrs. Eccher, Collins, Adams, and Pilmer currently have account balances under our deferred compensation plan.

Perquisites and Other Benefits. We provide general and customary benefit programs to executive officers and other employees. Benefits offered to executives are intended to serve a different purpose than base salary, bonus, cash incentive and equity incentive awards. While the benefits offered are competitive with the marketplace and help attract and retain executives, the benefits also provide financial security for employees for retirement as well as in the event of illness, disability or death. The benefits we offer to executive officers are generally those offered to other employees with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits, although there are some additional perquisites that may only be offered to executive officers. Because of the nature of the benefits offered, the Compensation Committee normally does not adjust the level of benefits offered on a year-to-year basis. We will continue to offer benefits, the amount of which shall be determined from time-to-time in the sole discretion of the Compensation Committee.

The following table summarizes the benefits and perquisites we do and do not provide as well as identifies those employees that may be eligible to receive them:

	Executive Officers	Other Designated Officers/Managers	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X
Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
Deferred Compensation Plan	X	X	Not Offered
Perquisites:
Car Allowance	X	Not Offered	Not Offered
Country Club Membership	X	X	Not Offered

It is our belief that perquisites for executive officers should be very limited in scope and value. Due to this philosophy, we have generally provided very nominal benefits to executives that are not available to full-time employees, and we plan to continue this approach in the future. We do provide country club memberships to certain executives and managers in the ordinary course of business to give them the opportunity to bring in and recruit new business opportunities. These individuals are eligible to use the club membership for their own personal use. Additionally, we provide Messrs. Eccher, Adams, Collins, Campbell, and Pilmer with an automobile allowance to enable them to visit our banking locations on a regular basis as well as to call on our customers. We have disclosed the value of all perquisites to named executive officers in the Summary Compensation Table even if they fall below the disclosure thresholds under the SEC rules. We will continue to offer perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the Compensation Committee.

Severance and Change in Control Arrangements

Employment Agreements and Compensation and Benefits Assurance Agreements. Under his employment agreement, we provide Mr. Eccher with certain “double trigger” severance benefits in the event of his involuntary termination following a change in control, as well as salary continuation following certain other involuntary terminations. We have also entered into Compensation and Benefits Assurance Agreements with each of our other named executive officers which also provide “double trigger” severance benefits in the event of a qualifying termination following a change in control. We believe these agreements help us recruit and retain executives with the experience, skills, knowledge and background needed to achieve our business goals and strategy. For a detailed description of the severance and change in control benefits applicable to our named executive officers, see the discussion below under “Potential Payments Upon Termination or Change in Control.”

Acceleration of Equity Awards. All employees, including our named executive officers, who receive equity awards under our Equity Incentive Plan will immediately vest in any unvested equity awards held by such employees upon the occurrence of a change in control if (a) the equity plan and the respective awards are not assumed by the surviving entity or (b) the plan and the respective awards are assumed by the surviving entity but the individual is terminated without cause or resigns for good reason. Additionally, under the terms of the Employment Agreement and Assurance Agreements noted above and described in greater detail below, all equity awards held by a named executive officer will become vested and exercisable upon a qualifying termination following a change in control.

No Tax Gross-Ups. We do not provide excise tax gross-ups on benefits under any change in control provisions or other agreements with named executive officers. All of our named executive officers currently have employment agreements or Compensation and Benefits Assurance Agreements that provide that in the event the officer would be subject to excise tax for any amounts payable under such agreement, the amounts to be paid will be reduced to such lesser extent that would result in no portion of such amounts being subject to excise taxes.

Compensation Process

The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to our executive officers. Further, as required by guidance issued by the Federal Reserve and other financial institution regulatory agencies, and the SEC’s guidance regarding risk associated with compensation arrangements (each as described more fully below), the Compensation Committee is also responsible for a more expansive risk review with respect to the compensation plans, policies and programs maintained for our employees.

During 2025, the Compensation Committee convened in February, May, August and December. Mr. McLean, as Chair of the Compensation Committee, also met, as needed, with internal staff members to compile compensation information for this proxy statement. The Compensation Committee also met in February 2026 to approve salaries, incentive plans and performance metrics for 2026, as well as approving officer incentives earned during 2025.

Role of Compensation Consultant. The Compensation Committee’s charter gives it the authority to delegate its responsibility to members or subcommittees of the Compensation Committee. Also, the charter gives the Compensation Committee the authority to hire outside consultants to further its objectives and responsibilities. The Compensation Committee retained AON/McLagan in 2025 to provide services in connection with a review and analysis of compensation paid to our named executive officers and board of directors. In keeping with the Compensation Committee’s philosophy of comparing our compensation with that of the competitive marketplace on an annual basis, AON/McLagan also provided the Compensation Committee an updated market analysis of our executive compensation program.

Role of Executive Officers. The Compensation Committee relies upon the input of management when carrying out its responsibilities in establishing executive compensation. The Compensation Committee relies on Mr. Eccher’s input in establishing compensation for our named executive officers other than himself. Management provides the Compensation Committee with evaluations as to employee performance, guidance on establishing performance targets and objectives and recommends salary levels and equity awards. The Compensation Committee also consults with management on matters that are relevant to executive compensation and benefit plans where board or stockholder action is expected, including the adoption of new plans or the amendment of existing plans. Finally, the Compensation Committee consults with our management, specifically the Bank’s Chief Risk Officer, in completing the risk review with respect to employee compensation plans. Our Compensation Committee reviews management’s recommendations, together with information provided by its independent compensation consultant and other relevant factors, and makes the final compensation decisions for our executive officers. No executive officer participates in any recommendation, discussion or decision regarding his or her own compensation.

Peer Group. Market pay practices are one of many factors we consider in setting executive pay levels and designing compensation programs. Information on pay levels and practices is gathered from a group of publicly traded companies selected based on their business focus, scope and location of operations, size and other considerations. Our peer group of 21 financial institutions was jointly presented by AON/McLagan and management and approved by the Compensation Committee. The group is periodically reviewed, with changes made to reflect merger and acquisition activity, financial situation and development, and other considerations. The institutions included in the peer group for 2025 include:

Amerant Bancorp, Inc.

Byline Bancorp Inc.

ConnectOne Bancorp Inc.

CVB Financial Corp.

Dime Community Bancshares Inc.

FB Financial Corp.

First Mid Bancshares

Hanmi Financial Corp.

Heritage Commerce Corp

Lakeland Financial Corp.

National Bank Holdings Corp.

Northwest Bancshares, Inc.

OceanFirst Financial Corp.

Park National Corp.

Peapack-Gladstone Financial

QCR Holdings Inc.

Stellar Bancorp

Stock Yards Bancorp Inc.

Third Coast Bancshares Inc.

Univest Financial Corp.

Westamerica Bancorp.

Analysis of 2025 Compensation

This section describes the decisions made by the Compensation Committee with respect to the compensation for our named executive officers for 2025.

Base Salary. We annually review the base salaries of the named executive officers to determine whether or not they will be adjusted, as described above. The salaries for 2025, determined by the Compensation Committee at the beginning of 2025, are set forth in the Summary Compensation Table below. In determining base salary levels, we generally considered the following:

●	the compensation philosophy and guiding principles described above;
●	the general economic factors in the financial industry beyond our control and our financial performance compared to our peers;
●	the experience and industry knowledge of our named executive officers and the quality and effectiveness of their leadership;
●	all of the components of executive compensation, including annual cash incentives, equity awards, retirement and death benefits, as well as other benefits and perquisites; and
●	internal pay equity among our executives.

The following table details the base salary of our named executive officers for the periods presented.

		2024	2025	Percent
Name	Position	($)	($)	Increase/Decrease (%)
James Eccher	Chairman, President and Chief Executive Officer	860,050	900,000	4.6
Bradley Adams	Executive Vice President, Chief Operating Officer and Chief Financial Officer	495,000	529,650	7.0
Gary Collins	Vice Chairman	300,000	307,500	2.5
Darin Campbell	Executive Vice President, National Specialty Lending	-	550,000	N/M
Donald Pilmer	Executive Vice President, Chief Lending Officer	380,595	392,013	3.0

N/M – Not Meaningful

For 2025, the Compensation Committee increased the base salaries of all listed executives (except Darin Campbell) to reflect both overall corporate performance in 2024—including net income growth—and each officer’s individual contributions. In Mr. Campbell’s case, his base salary was determined in his employment agreement at the time of the closing of the Bancorp Financial, Inc. acquisition on July 1, 2025.

Annual Cash Incentive Payments. As discussed above, under our Incentive Plan, the Compensation Committee, in consultation with our Chief Executive Officer, selects key performance objectives, which will be used to determine the actual incentive cash payment to be awarded to our executive officers upon the achievement of the selected performance objectives. In addition, under the Incentive Plan, the Compensation Committee also determines each executive officer’s target incentive opportunity, expressed as a percentage of base salary.

For 2025, the Compensation Committee set the target potential incentive payment, expressed as a percentage of base salary, as follows:

	Percentage of	Target Incentive
	Base Salary	Payment
Name	(%)	($)
James Eccher	80	720,000
Bradley Adams	55	291,308
Gary Collins	50	153,750
Darin Campbell	50	275,000
Donald Pilmer	55	215,607

For 2025, the Compensation Committee selected four performance objectives, as identified in the following table (and described in more detail below), and assigned a weight for each performance objective, stated as a percentage of the total target incentive payment.

The performance objectives chosen by the Compensation Committee and the assigned weight for each objective for 2025 performance were as follows:

	Adjusted		Adjusted	Department/
	Net Income	Asset/Credit	Efficiency	Personal
	Growth	Quality	Ratio	Performance	Total(1)
Name	(%)	(%)	(%)	(%)	(%)
James Eccher	50	20	5	5	80
Bradley Adams	40	-	10	5	55
Gary Collins	30	10	-	10	50
Darin Campbell	-	-	-	50	50
Donald Pilmer	25	20	-	10	55
(1)	Represents each officer’s target incentive payment expressed as a percentage of their base salary. As discussed below, under the Incentive Plan, the Committee has set threshold and maximum performance levels for certain objectives.

The Compensation Committee established threshold, target and maximum performance levels and weights for each selected corporate goal. Threshold represents the minimum level of performance at which, if achieved, a payment is earned on each corporate goal. If performance is below the threshold level for any particular corporate goal, no payment will be earned; however, payment will be earned for other corporate objectives that are achieved if at least at a threshold level of performance. Maximum represents the maximum level of performance at which, if achieved, a maximum payment is earned on each corporate goal. If performance exceeds the maximum level for any corporate goal, no further incentive above the maximum incentive for such corporate goal is earned. Actual performance between threshold, target and maximum performance levels will be interpolated to determine the amount of payment based on relative achievement of the corporate objectives.

How we defined each of these corporate objects is set forth below.

Adjusted Net Income Growth

Each named executive officer had a portion of their annual incentive tied to this performance objective in 2025. The Compensation Committee believes that our growth, as measured by our Adjusted Net Income, is an appropriate performance measure because it focuses on our financial performance, which in turn affects stockholder value. See page 49 for the reconciliation of this non-GAAP measure to GAAP Net Income. In addition, the Compensation Committee determined to use a return on average assets (“ROAA”) metric for our performance, defined as net income divided by average assets, as compared to our peer group. The ROAA metric superseded the Adjusted Net Income performance metric if we performed as well as, or better than, the median ROAA of our peer group.

The Compensation Committee applied the following scale to determine how much of the total assigned weight for this performance objective each named executive officer could receive based on our net income:

		Percent of
		Assigned
Adjusted Net Income	Notes	Weight (%)
$62.6 million	75% of 2025 budgeted net income	40	(1)
$70.9 million	85% of 2025 budgeted net income	60
$79.3 million	95% of 2025 budgeted net income	80
$83.5 million	2025 budgeted net income	100	(2)
ROAA	> 50% of peer group median ROAA	75
ROAA	> 60% of peer group median ROAA	110
ROAA	> 75% of peer group median ROAA	120
ROAA	> 90% of peer group median ROAA	130	(3)
(1)	Represents the threshold level of performance necessary to earn any portion of this objective, which will result in 40% of the assigned weight being earned.
(2)	Represents the target level of performance for this objective, which will result in 100% of the assigned weight being earned.
(3)	Represents the maximum level of performance for this objective, which will result in 130% of the assigned weight being earned. The median return on average assets, or ROAA, for all peers listed above under “Compensation Process — Peer Group,” was used as a baseline for this metric.

Our Adjusted Net Income in 2025 was $102.6 million, and our reported net income was $80.3 million. Our adjusted ROAA of 1.62%, which fell between the 75% and 90% peer group medians. Accordingly, each named executive officer earned 128.9% of the assigned weight for this performance objective.

Asset/Credit Quality

Mr. Eccher, Mr. Collins and Mr. Pilmer each had a performance objective related to asset quality, which was composed of two metrics, each making up 50% of the total assigned weight for this performance objective. The Compensation Committee believes that a continued focus by these executives on our asset/credit quality will ensure that we are working toward sustainable growth and profitability.

These metrics were (a) nonperforming assets to total loans plus OREO and repossessed assets, and (b) net chargeoffs to average total loans. As noted in the table below, each of these asset/credit quality metrics represents 50% of this total performance metric, if earned at target.

Nonperforming Assets
to Loans + OREO +	Percent of			Percent of
Repossessed Assets	Assigned Weight		Net Chargeoffs to Average Loans	Assigned Weight
(%)	(%)		(%)	(%)
2.00	50	(1)	25% to 49% of peer group percentile	50	(1)
1.85	75		50% of peer group percentile	75
1.70	100	(2)	75% of peer group percentile	100	(2)
≤ 1.50	115		> 75% of peer group percentile	115	(3)
≤ 1.30	120	(3)
(1)	Represents the threshold level of performance necessary to earn any portion of this objective, which will result in 50% of the assigned weight being earned.
(2)	Represents the target level of performance for this objective, which will result in 100% of the assigned weight being earned.
(3)	Represents the maximum level of performance for this objective, which will result in 120% or 115% of the assigned weight being earned.

At December 31, 2025, our nonperforming assets to total loans plus OREO and repossessed assets ratio was 1.06%, which resulted in 120% earnings from this performance metric. In addition, our net chargeoffs to average loans ratio was 0.21%, excluding the National Specialty Lending loans, while the peer group median net chargeoffs to average loans ratio for 2025 was 0.18%. This resulted in 77.30% earnings from this performance metric.

Adjusted Efficiency Ratio

The Compensation Committee believes that expense control and efficiency of operations is a goal we should continually strive for in order to provide for the best financial return for our stockholders. Further, the Compensation Committee believes that our named executive officers are best situated to impact our efforts in this regard. As such, Mr. Eccher and Mr. Adams each had a portion of their annual incentive tied to our Adjusted Efficiency Ratio, as noted in the following table. For 2025, our Adjusted Efficiency Ratio was calculated as noninterest expense, excluding net OREO expenses, amortization of core deposits, acquisition related costs, and net gains on branch sales, divided by the sum of net interest income, on a fully tax equivalent basis, and total noninterest income, less net gains or losses on security sales, net losses on mortgage servicing rights, death benefits realized on BOLI, and including a tax equivalent adjustment on the increase in the cash surrender value of BOLI.

Adjusted	Percent of
Efficiency Ratio	Assigned
(%)	Weight (%)
< 61.50	50	(1)
< 58.70	75
= or < 55.91	100	(2)
< 54.79	110	(3)
(1)	Represents the threshold level of performance necessary to earn any portion of this objective, which will result in 50% of the assigned weight being earned.
(2)	Represents the target level of performance for this objective, which will result in 100% of the assigned weight being earned.
(3)	Represents the maximum level of performance for this objective, which will result in 110% of the assigned weight being earned.

For 2025, our Adjusted Efficiency Ratio at year-end was 53.15% and, therefore, Mr. Eccher and Mr. Adams each earned 110% of their applicable assigned weight for this performance metric.

Department and Individual Performance

The Compensation Committee also set performance metrics for Mr. Eccher, Mr. Adams, Mr. Collins, Mr. Campbell, and Mr. Pilmer related to their respective departments and/or individual performance to promote the leadership and development of our various lines of business. For 2025, Mr. Eccher was evaluated on the executive team’s performance as well as improvements related to employee survey results, and earned 5% of base salary on a target of 5%. Mr. Adams was evaluated on finance, information technology, loan and deposit operations and accounting department strategies and efficiencies, and earned 5% of base salary on a target 5%. Mr. Collins was evaluated on residential lending performance and overall asset quality, and earned 10% of base salary on a target of 10% for this performance metric. Mr. Campbell was evaluated on the successful integration of Evergreen Bank teams from the acquisition as well as improvements to contribution margin, and earned 72% of base salary on a target of 50% for this performance metric. Mr. Pilmer was evaluated on the growth of our commercial lending performance, commercial deposits and commercial fee income, and earned 13.0% of base salary on a target 10% for this performance metric.

Total 2025 Annual Cash Incentive Plan Awards

As outlined above, the Compensation Committee reviewed our performance and the performance of each department and executive officer, as applicable. Based on this review, the Compensation Committee approved awards at an amount equal to an interpolated amount between the total potential threshold incentive and the total maximum incentive for each performance objective (if the threshold performance level was obtained for such objective). In determining final annual cash incentive payouts for 2025, our Compensation Committee retained and exercised limited discretion to account for individual performance and other qualitative considerations described above. Our named executive officers’ actual cash incentive awards for 2025 are noted in the table below, along with the percentage of the total target incentive each officer achieved.

		Percentage of
		Target Incentive
	Actual Award	Payment Achieved
Name	($)	(%)
James Eccher	852,300	118.4
Bradley Adams	357,895	122.9
Gary Collins	180,023	117.1
Darin Campbell	396,000	144.0
Donald Pilmer	254,662	118.1

For 2025, each named executive officer’s target annual cash incentive opportunity was established as a percentage of base salary. The company performance component of each award was determined based on our achievement against the applicable pre-established performance measures described above, including adjusted net income and adjusted efficiency ratio, and the resulting payout level for that component was calculated in accordance with the applicable performance scale. Our Compensation Committee also considered individual performance, including leadership, strategic execution, risk management, operational performance and other qualitative factors, in determining the final annual cash incentive opportunity for each named executive officer, to the extent applicable under our program design.

Long-Term Equity Compensation.

Our Compensation Committee structures our executive compensation program to balance fixed and variable compensation, short-term and long-term incentives, and cash and equity compensation. In doing so, our Compensation Committee believes base salary provides a fixed level of compensation for the scope of an executive’s role and responsibilities, annual cash incentives reward annual company and individual performance, and long-term equity awards align the interests of our executives with long-term stockholder value creation while also supporting retention.

2025 TRSU Awards. In 2025, the Compensation Committee approved equity grants for our named executive officers comprised of time-vesting restricted stock units, or TRSUs, as shown in the following table.

Name	TRSUs (#)
James Eccher	28,577
Bradley Adams	13,158
Gary Collins	5,981
Darin Campbell	-
Donald Pilmer	6,071

The TRSUs are subject to three-year cliff vesting, with accelerated vesting in certain circumstances as described in the “Potential Payments upon Termination or Change in Control” section below.

2025 PRSU Awards. In 2025, the Compensation Committee also approved an award of performance-based restricted stock units, or PRSUs, to our named executive officers, as shown in the following table.

Name	PRSUs (#)
James Eccher	28,577
Bradley Adams	13,158
Gary Collins	5,981
Darin Campbell	-
Donald Pilmer	6,071

The performance period for these awards began on January 1, 2025, and ends on December 31, 2027. The PRSUs will vest contingent upon the satisfactory achievement of the selected performance metrics, each measured relative to a peer group of 125 banks. The performance metrics selected by the Compensation Committee for the above-referenced awards are:

●	Relative return on average tangible common equity; and

●	Growth in relative book value per share.

The number of PRSUs that ultimately vest and convert to shares may range from 0% to 175% of the underlying PRSUs originally awarded, depending on our performance relative to these performance metrics.

Results of 2023 PRSU Awards. The final performance period for our 2023 PRSUs ended on December 31, 2025. While each performance metric was measured annually, the awards were also subject to a service requirement through the date we issued our 2025 audited financial statements. The PRSUs had a payout range from 0% of target for below threshold performance, 25% of target for threshold performance, 100% of target for target performance and 175% of target for maximum performance. The performance metrics, weight and relative goals are disclosed in the table below, along with the percentage of target achieved, as measured over the three-year period.

		Threshold		Target		Maximum		Percent of
Performance Metric	Weight (%)	Performance Goal (Percentile)	Payout Rate (%)	Performance Goal (Percentile)	Payout Rate (%)	Performance Goal (Percentile)	Payout Rate (%)	Target Achieved (%)
Relative Return on Average Tangible Common Equity	67	25th	25	50th	100	75th	175	175
Growth in Relative Book Value per Share	33	25th	25	50th	100	75th	175	175

Based on the above, the 2023 PRSUs were earned at 175% of target for relative return on average tangible common equity and 175% of target for growth in relative book value per share. Payment of the earned portion of the 2023 PRSUs occurred on March 2, 2026, the date the Compensation Committee certified the performance results, and were as follows:

Name	2023 Earned PRSUs
James Eccher	43,818
Bradley Adams	15,657
Gary Collins	14,432
Darin Campbell	-
Donald Pilmer	9,201

Perquisites and Other Benefits. While the Compensation Committee reviews and monitors the level of other compensation offered to the named executive officers, the Compensation Committee typically does not adjust the level of benefits offered on an annual basis. The Compensation Committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each. The perquisites received by the named executive officers in 2025 are reported in the Summary Compensation Table below. The benefits offered in 2025 to the named executive officers are expected to continue for 2026.

Regulatory Considerations

As a publicly-traded financial institution, we must contend with several often-overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

The Compensation Committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for our named executive officers. The Compensation Committee believes we have adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), such as Code Section 162(m) that may limit the tax deductibility of certain compensation; Code Section 409A regarding nonqualified deferred compensation; and Code Section 280G regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Code Section 162(m) generally prohibits a federal income tax deduction to public companies for compensation over $1,000,000 paid to a “covered employee.” A “covered employee” includes (a) the Chief Executive Officer, (b) the Chief Financial Officer, (c) the three other most highly compensated executive officers, and (d) any individual who was a covered employee for any taxable year beginning after December 31, 2016. Before 2018, we were permitted to receive a federal income tax deduction for qualifying “performance-based” compensation as defined under Code Section 162(m) without regard to this $1,000,000 limitation. However, updated U.S. tax legislation eliminated the performance-based exception. These new rules became effective starting in 2018 for us. To the extent that in 2018 or any later year, the aggregate amount of any covered employee’s salary, bonus, and amount realized from vesting of restricted stock units or other equity awards, and certain other compensation amounts that are recognized as income for federal income tax purposes by the covered employee exceeds $1,000,000 in any year, we will not be entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year. The Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, and may determine it is appropriate to provide compensation that may exceed deductibility limits in order to recognize performance, meet market demands, retain key executives, and take into account other appropriate considerations.

Compensation-Related Governance Policies

Common Stock Ownership and Retention Guidelines for Our Chief Executive Officer

In order to align the interests of our chief executive officer with our stockholders, we have adopted a policy that requires our chief executive officer to develop a significant equity stake in the Company. The Compensation Committee is responsible for monitoring compliance with these stock ownership and retention guidelines.

Under the policy our chief executive officer must acquire and hold shares of our common stock equal in value to at least three times his or her annual base salary. The officer will have five years from the date he or she first becomes subject to these guidelines to achieve these target ownership levels. If the officer acquires share of common stock under our equity-based incentive plans he or she must hold at least 50% of all net after-tax acquired shares until these stock ownership guidelines are satisfied. The following share types are included under these guidelines: shares directly owned, family-owned shares, retirement plan shares and unvested time-based restricted stock. Stock options that are unexercised, regardless of their vesting status and in-the-money value, are not counted toward satisfaction of these guidelines. Unvested performance-based restricted stock is also not counted toward stock ownership. Currently, our chief executive officer is in compliance with these guidelines.

Prohibitions on Hedging and Pledging

We consider it improper and inappropriate for our directors, officers and employees to engage in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, under our Insider Trading Policy, we prohibit:

●	trading in puts, calls or similar options on any of our securities or the sale of any of our securities “short”;
●	hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock; and
●	holding our securities in a margin account or pledging our securities as collateral for a loan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing CD&A with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to our board of directors that the CD&A be included in this proxy statement and in Old Second’s Annual Report on Form 10-K for the year ended December 31, 2025.

Submitted by:

Mr. Hugh McLean, Chair

Mr. Barry Finn

Mr. Dennis Klaeser

Mr. Keith Kotche

Ms. Jill York

Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers:

								Change in
								Pension Value
							Non-Equity	and Nonqualified
							Incentive	Deferred	All
					Stock		Plan	Compensation	Other
Name and		Salary	Bonus		Awards		Compensation	Earnings	Compensation	Total
Principal Position(1)	Year	($) (2)	($)		($)(3)		($)(4)	($)(5)	($)(6)	($)
James Eccher	2025	914,217	180,000	(7)	1,075,066	(8)	852,300	-	86,552	3,108,135
Chairman, President and Chief	2024	835,000	-		1,043,772		740,546	-	74,101	2,693,419
Executive Officer	2023	810,873	-		862,809		567,800	-	52,909	2,294,391
Bradley S. Adams	2025	523,875	105,930	(7)	495,004	(8)	357,895	-	54,214	1,536,918
Executive Vice President, Chief Operating Officer	2024	487,500	-		450,016		327,037	-	50,459	1,315,012
and Chief Financial Officer	2023	424,591	-		308,279		279,000	-	34,548	1,046,418
Gary Collins	2025	306,250	25,000	(7)	225,006	(8)	180,023	-	76,266	812,545
Vice Chairman	2024	347,006	-		228,084		164,358	-	64,575	804,023
	2023	391,487	-		284,157		135,934	-	59,923	871,501
Darin Campbell	2025	275,000	-		-		396,000	-	3,028,825	3,699,825
Executive Vice President,	2024	-	-		-		-	-	-	-
National Specialty Lending	2023	-	-		-		-	-	-	-
Donald Pilmer	2025	390,110	35,000	(7)	228,392	(8)	254,662	-	46,692	954,856
Executive Vice President,	2024	377,575	-		217,506		213,407	-	45,376	853,864
Chief Lending Officer	2023	356,940	-		181,122		166,737	-	41,248	746,047
(1)	Reflects current principal positions.
(2)	Actual base paid reflects normal salary increases effective in March annually. For Mr. Campbell, the above reflects the compensation for the last half of 2025, due to the acquisition of Bancorp Financial, Inc. as of July 1, 2025.
(3)	The amounts represent the grant date fair value for equity awards in accordance with ASC 718 — “Compensation — Stock Compensation.” A discussion of the assumptions used in calculating the values may be found in Note 1 to our audited financial statements included in our 2025 Annual Report on Form 10-K.
(4)	See “Compensation Discussion and Analysis —Analysis of 2025 Compensation—Annual Cash Incentive Payments” above for a description of how the Compensation Committee determined the incentive payments awarded in 2025.
(5)	There were no above-market or preferential earnings on our nonqualified deferred compensation plan.
(6)	The 2025 amounts set forth in this column include the following:

	Mr. Eccher	Mr. Adams	Mr. Collins	Mr. Campbell	Mr. Pilmer
	($)	($)	($)	($)	($)
401(k) match	14,000	14,000	14,000	8,450	14,000
Life insurance	787	787	384	394	741
Car allowance	16,800	6,000	7,800	6,000	9,600
Country club/Social club dues	19,150	14,400	35,362	11,379	15,145
TRSU dividend equivalents	35,815	18,307	18,000	-	6,486
Cell phone reimbursement	-	720	720	240	720
Change in control payment (a)	-	-	-	3,002,362	-
Total	86,552	54,214	76,266	3,028,825	46,692

(a)	Mr. Campbell’s 2025 “All Other Compensation” includes a $3,002,362 cash payment that became payable under his pre-existing employment agreement with Bancorp Financial, Inc. in connection with the completion of our acquisition of Bancorp Financial, Inc. We included this amount in “All Other Compensation” because it was a transaction-related payment arising from the acquisition and not a discretionary annual bonus awarded under our regular 2025 executive compensation program.

(7)	Represents a one-time discretionary cash bonus paid for the successful completion of our acquisition of Bancorp Financial, Inc. and its subsidiary bank, Evergreen Bank Group, completed on July 1, 2025.
(8)	Represents the following awards and grant date fair values:

	PRSUs(a)	TRSUs
Name	($)	($)
Mr. Eccher	537,533	537,533
Mr. Adams	247,502	247,502
Mr. Collins	112,503	112,503
Mr. Campbell	-	-
Mr. Pilmer	114,196	114,196
(a)	The PRSUs were determined to have a value at the grant date based on management’s assessment that it was probable that the PRSUs would vest in each performance period at 1.0x the number of units granted. However, if the highest level of performance conditions with respect to the PRSUs granted in 2025 are satisfied, then the value of the PRSUs, determined as of the grant date, would be as follows: Mr. Eccher – $940,683; Mr. Adams – $433,128; Mr. Collins – $196,880, Mr. Campbell - $0, and Mr. Pilmer – $199,842.

Grants of Plan-Based Awards

The following table shows plan-based awards granted to our named executive officers in 2025.

								All Other
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Stock Awards:	Grant Date
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Number of	Fair Value
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Thres-hold (#)	Target (#)	Maximum (#)	Share of Stock or Units (#)(3)	of Stock Awards ($)(4)
James Eccher	2/19/2025	292,500	720,000	891,000				28,577	537,533
					7,144	28,577	50,010		537,533
Bradley S. Adams	2/19/2025	111,227	291,308	360,162				13,158	247,502
					3,290	13,158	23,027		247,502
Gary Collins	2/19/2025	52,275	153,750	186,806				5,981	112,503
					1,495	5,981	10,467		112,503
Darin Campbell	N/A	-	275,000	275,000				-	-
					-	-	-		-
Donald Pilmer	2/19/2025	78,403	215,607	258,729				6,071	114,196
					1,518	6,071	10,624		114,196
(1)	Amounts reported represent the potential payouts pursuant to our Incentive Plan subject to the evaluation criteria set by the Compensation Committee, with all payments subject to achievement of Company and/or individual and departmental goals as discussed in “Compensation Discussion and Analysis —Analysis of 2025 Compensation—Annual Cash Incentive Payments.” Actual amounts earned by each named executive officer are included in the column entitled “Non-Equity Incentive Plan Compensation” of the “Summary Compensation Table” above.
(2)	Represents the award of PRSUs with a three-year performance period (2025-2027). The vesting is subject to the achievement of pre-established targets and the officer’s continued service through the vesting date. See “Compensation Discussion and Analysis—Analysis of 2025 Compensation —Long-Term Equity Compensation—2025 PRSU Awards.” Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited.
(3)	Represents the award of TRSUs that will cliff vest on the third anniversary of the grant date.
(4)	This amount represents the grant date fair value for equity awards in accordance with ASC 718—“Compensation—Stock Compensation”. The grant date fair value of the PRSUs was estimated at the target performance level.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards at December 31, 2025, held by the individuals named in the Summary Compensation Table:

	Stock Awards
				Equity Incentive	Equity Incentive Plan
	Number of		Market value of	Plan Awards:	Awards: Market value
	shares or units of		of shares or	Number of shares	of PRSU shares or
	stock that have		units of stock that	or units of stock	units of stock that
	not vested		have not vested	that have not vested	have not vested
Name	(#) (TRSUs)		($) (TRSUs)(1)	(#) (PRSUs) (6)	($)(1) (6) (7)
James Eccher	92,159	(2)	1,797,101	110,939	2,163,311
Bradley Adams	38,722	(3)	755,079	45,433	885,944
Gary Collins	22,473	(4)	438,224	28,659	558,851
Darin Campbell	-		-	-	-
Donald Pilmer	19,359	(5)	377,501	23,304	454,428
(1)	Based upon the closing price of our common stock on December 31, 2025 (the last trading day of the year) of $19.50 per share.
(2)	Represents the following unvested TRSUs granted to Mr. Eccher:
●	25,038 TRSUs that vest on February 21, 2026
●	38,544 TRSUs that vest on February 20, 2027
●	28,577 TRSUs that vest on February 19, 2028
(3)	Represents the following unvested TRSUs granted to Mr. Adams:
●	8,946 TRSUs that vest on February 21, 2026
●	16,618 TRSUs that vest on February 20, 2027
●	13,158 TRSUs that vest on February 19, 2028
(4)	Represents the following unvested TRSUs granted to Mr. Collins:
●	8,246 TRSUs that vest on February 21, 2026
●	8,246 TRSUs that vest on February 20, 2027
●	5,981 TRSUs that vest on February 19, 2028
(5)	Represents the following unvested TRSUs granted to Mr. Pilmer:
●	5,256 that vest on February 21, 2026
●	8,032 that vest on February 20, 2027
●	6,071 that vest on February 19, 2028
(6)	Represents the unvested PRSUs as of December 31, 2025 and includes the 2023 PRSUs earned upon satisfaction of the performance at 175%. The 2023 PRSUs were vested and paid on March 2, 2026. See the table on page 32 which represents the number of shares actually earned on these vested PRSUs.
(7)	Represents PRSUs that are subject to the achievement of pre-established performance targets and the officer’s continued service through the vesting date. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited. The number of unearned PRSUs reported assumes the units are earned and vested at 1.0x the number of units granted (representing satisfaction of corporate performance goals at the target performance level).

Equity Grant Practices

The Compensation Committee maintains a structured equity grant process to align executive awards with long-term shareholder value creation and to mitigate the influence of material nonpublic information (MNPI) on grant decisions. Annual equity grants are typically approved during a regularly scheduled Compensation Committee meeting in the first quarter of each fiscal year. These meetings are scheduled well in advance and are not coordinated with the release of MNPI. The Compensation Committee does not time equity grants in connection with the disclosure of MNPI, nor does it accelerate or delay public disclosures to affect executive compensation outcomes. While MNPI may be discussed during Compensation Committee meetings, it does not influence the timing, amount, or pricing of equity awards. In 2025, all equity awards were in the form of time-based restricted stock units and performance-based RSUs. No stock options or stock appreciation rights were granted.

Stock Vested

The following table provides information concerning stock awards that vested in 2025 for our named executive officers. No stock options were exercised by our named executive officers in 2025.

	Stock Awards
	Number of	Value
	shares acquired	realized on
	on vesting	vesting(1)
Name	(#)	($)
James Eccher	47,461	857,533
Bradley S. Adams	24,260	438,333
Gary Collins	23,853	430,979
Darin Campbell	-	-
Donald Pilmer	8,260	155,288
(1)	The dollar values reported in this column were calculated using the per share closing price of our common stock on the vesting date of the awards.

Nonqualified Deferred Compensation

We sponsor the Voluntary Deferred Compensation Plan (the “Plan”), which is described in the CD&A above. The Plan provides a means by which certain executives and directors may voluntarily defer all or a portion of their compensation. The Plan is funded by participant deferrals. The Plan allows for discretionary company matching contributions. Discretionary employer profit sharing contributions are also allowed under the Plan; no such Company contributions have been made since the Plan’s approval in 2020. With respect to their deferrals and our contributions, participants are permitted to make hypothetical investment elections in publicly-traded mutual funds, which are held in an insurance company separate account. Earnings are credited to the participant accounts under the Plan based on the performance of their hypothetical investment elections. The deferrals to the Plan are credited for earnings based on stock prices of their holdings. Participants may elect to receive their plan balance in a lump sum or in installments. Participants are permitted, in the discretion of the administrator, to make a withdrawal from the Plan during their employment in the event of hardship.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	contributions	contributions	gains (losses)	withdrawals/	balance at
	in last FY	in last FY	in last FY	distributions	last FYE
Name	($)(1)	($)	($)(2)	($)	($)(3)
James Eccher	-	-	97,742	-	702,597
Bradley S. Adams	-	-	3,179	-	26,462
Gary Collins	32,138	-	28,505	-	461,691
Darin Campbell	-	-	-	-	-
Donald Pilmer	-	-	23,197	-	167,993
(1)	The amounts shown in this column are included within amounts reported as compensation in the Summary Compensation Table.
(2)	There were no above-market or preferential earnings or appreciation in 2025 or previous years. Amounts included in this column are not included in the Summary Compensation Table.
(3)	The aggregate balance at last fiscal year-end shown in this column includes contributions in prior years which were reported as “Salary” and “All Other Compensation” in the Summary Compensation Table for the applicable year.

Employment Agreement and Offer Letters

Mr. Eccher’s Employment Agreement

On September 16, 2014, but effective January 1, 2015, we entered into an employment agreement with Mr. Eccher to serve as Chief Executive Officer and President of the Company and the Bank. The employment agreement had an initial term of one year, and will be automatically renewed for successive one-year terms, unless either party gives at least 90 days prior written notice of non-renewal; provided, that, the term will be extended for a two-year period immediately following a change in control that occurs during the term. Under the employment agreement, Mr. Eccher initially received an annual base salary of $400,000. The base salary will be reviewed annually and may be increased, but not decreased, at the discretion of the Compensation Committee. His current base salary is $927,000.

In addition to his base salary, Mr. Eccher is eligible to receive performance-based annual incentive bonuses, in accordance with the Company’s annual incentive plan, a monthly car allowance of $900, reimbursement for costs associated with maintaining a country club membership, and also to receive employee benefits on as favorable a basis as other similarly situated senior executives of the Company.

We may terminate Mr. Eccher’s employment with or without cause, and Mr. Eccher may terminate his employment with or without good reason. Mr. Eccher is also eligible for certain severance benefits upon a change in control. Further detail on our severance obligations to Mr. Eccher, including the definitions of “cause,” “good reason” and “change in control,” are set forth below under the heading “Potential Payments Upon Termination or Change in Control.”

Mr. Eccher’s employment agreement also contains provisions related to non-competition that generally preclude Mr. Eccher, for a period of 12 months following his termination without cause by the Company or for good reason by him, if he is terminated outside of the 24 month period following a change in control, from, among other things, engaging or investing in, managing, owning, operating, financing, controlling, participating in the ownership, management, operation or control of, being employed by, associated with, or in any manner connected with, serving as a director, officer or consultant to, any person or business entity that owns, operates or is in the process of forming a bank, savings bank, savings and loan association, credit union or similar financial institution, with an office within 25 miles from any banking or other office of the Company and its affiliates. In addition, during the term and 12 months following his termination for any reason, he cannot (a) induce or attempt to induce any employee of the Company or any of its affiliates to leave their employment, (b) interfere with the relationship between the Company or its affiliates and any employee of the Company or its affiliates; or (c) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or its affiliates with whom he had an ongoing business relationship to cease doing business with the Company or its affiliates or interfere with, induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its affiliates with whom he had an ongoing business relationship to cease doing business with the Company or its affiliates.

As of September 1, 2017, the employment agreement was amended to update Section 6(a) to add Defend Trade Secrets Act (DTSA) whistleblower immunity language.

Mr. Adams’ Offer Letter

On April 3, 2017, we entered into an offer letter with Mr. Adams, as amended on April 17, 2017 and April 19, 2017, to serve as Executive Vice President and Chief Financial Officer of the Company and the Bank effective May 2, 2017. Under the offer letter, Mr. Adams has an annual base salary of $300,000, which will be reviewed annually for merit increases by the board of directors. His current base salary is $566,726. In addition to his base salary, Mr. Adams is eligible to receive a performance-based annual incentive bonus of 55% (increased from 50% in his offer letter) of his base salary in accordance with the Company’s officer incentive plan, a monthly car allowance of $500, costs associated with maintaining a country club membership of up to $600 per month, and to participate in the Bank’s Deferred Compensation Plan and other benefits, including normal employee insurance benefits and 401(k) and profit sharing plans.

As provided in the offer letter, we also entered into a Compensation and Benefits Assurance Agreement with Mr. Adams that provides him with certain severance benefits if he is terminated following a change in control. Further detail regarding our severance obligations to Mr. Adams, including the definition of “change in control,” are set forth below under the heading “Potential Payments Upon Termination or Change in Control.”

Mr. Collins’ Offer Letter; 2024 Employment Agreement

On August 1, 2016, we entered into a revised offer letter with Mr. Collins (which superseded and replaced his April 1, 2016 offer letter), to serve as Vice Chairman of the Company and the Bank effective October 2016. Under the offer letter, Mr. Collins had an annual base salary of $300,000, which was reviewed annually for merit increases by the board of directors. For 2025, his base salary was $307,500. In addition to his base salary, Mr. Collins under the offer letter was eligible to receive a performance-based annual incentive bonus of 50% (increased from 40% in his offer letter) of his base salary. He was also eligible to participate in the Bank’s Deferred Compensation Plan and in other benefits plans, including normal employee insurance benefits and 401(k) and profit sharing plans. As provided in the offer letter, we also entered into a Compensation and Benefits Assurance Agreement (the “Collins CBAA”) with Mr. Collins that provides him with certain severance benefits if he is terminated following a change in control. Further detail regarding our severance obligations to Mr. Collins, including the definition of “change in control,” are set forth below under the heading “Potential Payments Upon Termination or Change in Control.”

On March 20, 2024, we entered into an employment agreement with Mr. Collins, which supersedes Mr. Collins’ August 1, 2016 revised offer letter but does not supersede the Collins CBAA. Under the employment agreement, Mr. Collins will continue to serve as Vice Chairman of the Bank and the Company and by June 30, 2024, Mr. Collins transitioned out of direct management of business lines and staff and focused instead on strategic objectives, reporting directly to our Chief Executive Officer. The employment agreement will remain in effect until July 1, 2027. Under the employment agreement, Mr. Collins initially received an annual base salary of $394,012. On July 1, 2024, the annualized base salary was adjusted to $300,000. Mr. Collins’ base salary will be reviewed annually and he may be eligible for merit based increases at the sole discretion of the Company. In addition to his base salary, Mr. Collins is eligible to receive performance-based annual incentive bonuses with a target bonus of fifty percent (50%) of his base salary, in accordance with the Company’s annual incentive plan, reimbursement for costs of club membership dues, and also to receive employee benefits on as favorable a basis as other similarly situated executives of the Company.

Mr. Campbell’s 2025 Employment Agreement

On February 24, 2025, we entered into an employment agreement with Mr. Campbell, to serve as Executive Vice President, “President of National Specialty Lending”, “President, Freedom Road Financial”, “President, Performance Finance”, of the Company and the Bank effective July 1, 2025. Under the agreement, Mr. Campbell has an annual base salary of $550,000, which will be reviewed annually for merit increases. His current base salary is $577,500. In addition to his base salary, Mr. Campbell is eligible to receive an annual incentive bonus with a target bonus of fifty percent (50%) of his base salary, based on performance measures and payable in accordance with the Company’s management incentive plan for such fiscal year applicable to the Company’s similarly-situated executives of the Company, a monthly car allowance of $1,000, costs associated with maintaining a country club membership of up to $36,000 annually, and other benefits, including normal employee insurance benefits and 401(k) and profit sharing plans.

As provided in the agreement, we also entered into a Compensation and Benefits Assurance Agreement with Mr. Campbell that provides him with certain severance benefits if he is terminated following a change in control. Further detail regarding our severance obligations to Mr. Campbell, including the definition of “change in control,” are set forth below under the heading “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

The board of directors believes that the interests of stockholders will be best served if the interests of executive management are aligned with the stockholders, and that providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders.

The respective employment agreement for Mr. Eccher and Mr. Collins provides for certain payments and benefits if we terminate such executive’s employment without cause or if such executive terminates his employment for good reason. Mr. Eccher and Mr. Collins are also eligible for certain severance benefits upon a change in control.

In addition, each of Mr. Adams, Mr. Campbell and Mr. Pilmer have entered into substantially similar Compensation and Benefits Assurance Agreements with us that provide for payments and benefits if the executive is terminated following a change in control.

Employment Agreement with Mr. Eccher

The employment agreement provides for severance benefits in the event Mr. Eccher is terminated by the Company without cause or by the executive for good reason (each a “Termination”). For a Termination during the employment period that does not occur in connection with a “change in control” of the Company (as defined below), Mr. Eccher is entitled to receive 24 months of base salary continuation.

For purposes of his employment agreement, “cause” is generally defined to mean the occurrence of any one or more of the following events:

●	his demonstrably willful and deliberate act or his failure to act (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its affiliates, and which act or inaction is not remedied within 15 business days of written notice from the Company or the affiliate for which he works;
●	his conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its affiliates;
●	his death; or
●	if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or if he is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

For purposes of his employment agreement, “good reason” is generally defined to mean the occurrence of any one or more of the following events, unless he agrees in writing that such event will not constitute “good reason”:

●	a material and adverse change in the nature, scope, or status of his position, authorities, or duties;
●	a material reduction in his base salary or a material reduction in his aggregate benefits or other compensation plans;
●	a relocation of his primary place of employment of more than 25 miles;
●	the failure by an acquirer to assume his employment at the time of a change in control; or
●	a material breach by the Company of his employment agreement.

For a Termination that occurs within 24 months after a change in control of the Company, which we refer to herein as the “Covered Period,” Mr. Eccher is entitled to receive an amount equal to three times the sum of his current base salary plus an amount equal to his average bonus paid for the three calendar years preceding the year of Termination (including deferred amounts). Any severance paid in connection with a Termination during the Covered Period will be paid in a single lump sum. In addition, Mr. Eccher will be entitled to immediate and full vesting of any outstanding, unvested equity awards, continued health insurance for him and his dependents for up to 18 months following the Termination at a cost that is the same as paid by active employees, and one year of outplacement services at the Company’s expense.

For purposes of his employment agreement, “change in control” will generally be deemed to have occurred upon, the first to occur of any of the following events:

●	any person (as defined in the employment agreement) is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, directly or indirectly, of securities of the Company representing 33% or more of the total voting power represented by the Company’s then outstanding voting securities; or
●	during any period of two consecutive years, individuals who at the beginning of such period constitute the board and any new director whose election by the board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

●	consummation of: (a) a merger or consolidation to which the Company is a party if the stockholders before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 67% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Company’s voting securities outstanding immediately before such merger or consolidation; or (b) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the Company’s assets.

All severance benefits under the employment agreement are contingent upon Mr. Eccher’s execution and non-revocation of a general release and waiver of claims against the Company.

2024 Employment Agreement with Mr. Collins

As described above, on March 20, 2024, we entered into an employment agreement with Mr. Collins, which superseded Mr. Collins’ August 1, 2016 revised offer letter and modified his Compensation and Benefits Assurance Agreement, otherwise referred to as the Collins CBAA.

Under his employment agreement, within 60 days of Mr. Collins’ termination without cause (as defined in the Collins CBAA) and such termination qualifies as a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)  (a “qualifying termination”), Mr. Collins is entitled to (i) a lump-sum cash payment in an amount equal to Mr. Collins’ unpaid base salary, accrued paid time off, unreimbursed business expenses, and all other items earned by and owed to Mr. Collins through the date of such termination, (ii) a lump-sum cash payment equal to the sum of (x) one times Mr. Collins’ annual base salary then in effect (but not less than the $300,000 base salary in effect on July 1, 2024) and (y) a pro-rata payment of Mr. Collins’ target annual bonus for the year based on his full months of employment during such year of termination, (iii) immediate full vesting of all time-based equity awards outstanding and vesting of performance-based equity awards at a pro-rata amount based on the target number of performance-based awards multiplied by the quotient of (x) the number of full months that have elapsed between the first day of the performance period and the termination date and (y) the number of full months in the applicable performance period, and (iv) continued health insurance through COBRA or the Company’s retiree plan for up to 12 months following the termination at a cost that is the same as paid by active employees.

Upon termination for any other reason, including by reason of Mr. Collins’ death or disability, his voluntary termination for any reason, or his termination of employment with the Company for cause (as defined in the Collins CBAA), Mr. Collins will be entitled to the benefits described in (i) and (iii) in the preceding paragraph.

If Mr. Collins incurs a qualifying termination that entitles him severance benefits under his employment agreement, and then later becomes entitled to severance benefits under the Collins CBAA due to a change in control, as described below (“Collins CBAA Benefits”), Mr. Collins has agreed that such Collins CBAA Benefits shall be reduced by the amount of severance benefits that he received or is entitled to receive under the employment agreement. If a change in control occurs during the term of the employment agreement that entitles Mr. Collins to Collins CBAA Benefits upon his qualifying termination, Mr. Collins has agreed that he shall be entitled solely to the Collins CBAA Benefits, and no severance benefits shall be due under his employment agreement. For the avoidance of doubt, in all events Mr. Collins shall not be entitled to receive both the full amount of severance benefits under his employment agreement and the Collins CBAA Benefits.

As a condition to the above payments promised under his employment agreement, Mr. Collins has agreed that upon any termination of employment with the Company for any reason (a) he is subject to certain confidentiality, non-disclosure, non-interference and non-solicitation restrictions for a period of 12 months following termination of employment with the Company for any reason, which restrictions supersede and replace similar provisions in the Collins CBAA; (b) he is deemed to resign all of his officer, fiduciary, and board positions with the Company or its affiliates, for certain qualifying terminations; (c) he will execute a general release; and (d) the protective period under the Collins CBAA will terminate no later than July 1, 2027.

Compensation and Benefits Assurance Agreements with Mr. Adams, Mr. Collins, Mr. Campbell and Mr. Pilmer

Each of Mr. Adams, Mr. Collins, Mr. Campbell, and Mr. Pilmer have entered into a Compensation and Benefits Assurance Agreement with us. Each agreement has an initial term of one-year and, unless earlier terminated by either party, will automatically renew for successive one-year periods. In addition, on the effective date of a “change in control,” the agreement will automatically renew for a two-year period, which we refer to as the “extended period,” and thereafter will automatically terminate.

Each agreement provides that, in the case of: (a) a termination of employment by us without “cause” within six months prior to or 24 months immediately following, a change in control, or (b) a termination of employment by the executive for “good reason” within 24 months following a change in control, the executive officer (except as described above with respect to Mr. Collins employment agreement) will be entitled to:

●	a lump sum payment of accrued base salary, accrued vacation pay, unreimbursed business expenses and all other items earned by or owed to the executive through and including the date of termination.
●	a lump sum severance payment equal to two times the sum of (i) the greater of the executive’s annual rate of base salary in effect upon the date of termination or the executive’s annual rate of base salary in effect immediately prior to the occurrence of the change in control and (ii) the average of the annual cash bonus paid to the executive (including any portion of such bonus, payment of which the executive elected to defer) for the three calendar years immediately preceding the year in which the termination occurs.
●	immediate 100% vesting of all stock options and any other awards which have been provided to the executive by us under any of our incentive compensation plans.
●	at the exact same cost to the executive, and at the same coverage level as in effect as of the executive’s termination, a continuation of the executive’s (and the executive’s eligible dependents) health insurance coverage for 24 months from the date of termination. If the executive (and/or his dependents, if any) becomes covered under the terms of any other health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any pre-existing condition of the executive or the executive’s eligible dependents, coverage under our plans will cease for the executive (and/or his dependents, if any).
●	at our expense, standard outplacement services for a period of up to one year from the date of executive’s termination, with a maximum amount to be paid by us for such outplacement services limited to $20,000.

For purposes of each agreement, “cause” is generally defined to mean the occurrence of any one or more of the following events:

●	a demonstrably willful and deliberate act or failure to act by the executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its subsidiaries, and which act or inaction is not remedied within 15 business days of written notice from the Company or the subsidiary for which the executive works; or
●	the executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its subsidiaries.

For purposes of each agreement, “good reason” is generally defined to mean the occurrence of any one or more of the following events within the extended period:

●	a material reduction or alteration in the nature or status of his authorities, duties, or responsibilities from those in effect as of 90 days prior to the change in control;
●	the requirement that the executive be based at a location in excess of 25 miles from his principal job location or office immediately prior to the change in control;
●	a reduction in the executive’s current base salary and/or other benefits or perquisites. However, the replacement of an existing program with a new program will be permissible (and not grounds for a good reason termination) if done for all employees generally; or
●	the Company, or any successor company commits a material breach of any provision of the agreement including, but not limited to the Company failing to obtain the assumption of, or the successor company refusing to assume the obligations of the agreement.

For purposes of each agreement, the term “change in control” generally has the meaning ascribed to it in Mr. Eccher’s employment agreement as described above under “Potential Payments Upon Termination or Change in Control — Employment Agreement with Mr. Eccher.”

In exchange for the payments and benefits provided, under each agreement, the executive officers have agreed to be bound by certain restrictive covenants, as applicable. The restrictive covenants will prohibit the executive officers from using, attempting to use, disclosing or otherwise making known to any person or entity (other than our board of directors) confidential or proprietary knowledge or information which the executive officers may acquire during their employment.

Equity Award Agreements

Retirement, Death and Disability. Following a termination due to death or disability, each named executive officer (or his estate) shall be entitled to the following:

●	Upon a termination due to death or disability, all unvested stock options shall become immediately 100% vested and an employee or beneficiary shall have a period of twelve months following such termination during which to exercise his vested stock options.
●	Any unvested restricted stock or TRSUs outstanding at the time of an employee’s termination due to death or disability shall become immediately 100% vested upon such termination.
●	Upon a termination of employment due to retirement (as defined in the applicable award agreement), all unvested stock options and TRSUs shall become immediately 100% vested.
●	With respect to unvested PRSUs, if the executive dies or is disabled, or if the executive provides one year written notice before his intended retirement (as defined in the applicable award agreement) but generally on or after reaching the age 60 with five years of service with the Company, then (a) with respect to PRSUs for which the performance period has already ended, the continuous service requirement will be waived and such PRSUs will fully vest to the extent the performance metrics have been achieved, and (b) with respect to PRSUs’ for which the performance period has not ended, the continuous service requirement will be waived and a pro rata number of PRSUs will vest determined based on (i) the target (100%) number of PRSUs that can be issued multiplied by (ii) the quotient of (x) the number of full months that have elapsed between the first day of the performance period and the effective date of the executive’s termination and (y) the total number of full months in the respective performance period.

Termination without Cause or due to Good Reason. The PRSU agreements provide that, in the event of the executive’s termination without “cause” by us, or if the executive terminates his employment for “good reason” (each as defined in the Equity Incentive Plan), then (a) with respect to PRSUs for which the performance period has already ended, the continuous service requirement will be waived and such PRSUs will fully vest to the extent the performance metrics have been achieved, and (b) with respect to PRSUs for which the performance period has not ended, the continuous service requirement will be waived and a pro rata number of PRSUs will vest determined based on (i) the target (100%) number of PRSUs that can be issued multiplied by (ii) the quotient of (x) the number of full months that have elapsed between the first day of the performance period and the effective date of the executive’s termination and (y) the total number of full months in the respective performance period.

Change in Control. With respect to unvested TRSUs and stock options awarded to our named executive officers, such awards will vest following a change in control if (i) the Equity Incentive Plan and the respective awards are not assumed by the surviving entity or (ii) the Equity Incentive Plan and the respective awards are assumed by the surviving entity but the executive is terminated without cause or resigns for good reason.

With respect to the PRSUs, the award agreement provides that, in the event of a change in control (as defined in the Equity Incentive Plan), and the awards are assumed by the surviving entity, then the PRSUs will be fixed at the target (100%) performance level on the effective date of the change in control and will be deemed earned (the “Earned PRSUs”), subject to the continuous service requirement; provided that, if within two years of the change in control, the executive is terminated without cause by us or the executive terminates his employment for good reason, the continuous service requirement will be waived and all Earned PRSUs will immediately vest. If the PRSU Agreement is not assumed by the surviving entity, the market value of the target (100%) number of PRSUs will be determined as of the date of the change in control and such amount will be deemed earned (the “Earned Cash PRSU Amount”), subject to the continuous service requirement; provided that, if within two years of the change in control, the executive is terminated without cause by us or the executive terminates his employment for good reason, the continuous service requirement will be waived and the Earned Cash PRSU Amount will immediately vest.

Potential Post-Employment Payments Due to Mr. Eccher, Mr. Adams, Mr. Collins, Mr. Campbell, and Mr. Pilmer

The table below sets forth the estimated amount of compensation payable to Mr. Eccher, Mr. Adams, Mr. Collins, Mr. Campbell, and Mr. Pilmer in the event of (1) the executive’s involuntary termination (termination by the Company without cause or by the officer for good reason), (2) the executive’s involuntary termination following a change in control, and (3) the executive’s retirement, death or disability. If we terminate such named executive officer’s employment for “cause” or the executive resigns, then we have no further obligation to such named executive officer except for payment of any amounts earned and unpaid as of the effective date of the termination. The amounts shown assume termination was effective as of December 31, 2025, and that the per share price of our common stock as of termination was the closing price of $19.50 on December 31, 2025 (the last trading day of the year).

		Payments Upon		Payments Upon
		Involuntary		Involuntary		Payments Upon
		Termination(2) —		Termination(2) —		Retirement,
		No Change in		Change in		Death or
Name	Type of Payment(1)	Control ($)		Control ($)		Disability ($)
James Eccher	Cash Severance	1,800,000	(3)	3,420,215	(4)	-
	Continuation of Insurance	-		37,094	(5)	-
	Acceleration of TRSUs	-		1,797,101		1,797,101
	Acceleration of PRSUs	721,104	(6)	2,163,311	(7)	721,104	(6)
	Outplacement Services	-		20,000		-
	Total	2,521,104		7,437,721		2,518,205
Bradley Adams	Cash Severance	-		1,380,611	(4)	-
	Continuation of Insurance	-		49,459	(5)	-
	Acceleration of TRSUs	-		755,079		755,079
	Acceleration of PRSUs	295,315	(6)	885,944	(7)	295,315	(6)
	Outplacement Services	-		20,000		-
	Total	295,315		3,091,093		1,050,394
Gary Collins	Cash Severance	-		775,105	(4)	-
	Continuation of Insurance	-		20,146	(5)	-
	Acceleration of TRSUs	-		438,224		438,224
	Acceleration of PRSUs	186,284	(6)	558,851	(7)	186,284	(6)
	Outplacement Services	-		20,000		-
	Total	186,284		1,812,326		624,508
Darin Campbell	Cash Severance	-		946,000	(4)	-
	Continuation of Insurance	-		20,189	(5)	-
	Acceleration of TRSUs	-		-		-
	Acceleration of PRSUs	-		-		-
	Outplacement Services	-		20,000		-
	Total	-		986,189		-
Donald Pilmer	Cash Severance	-		995,628	(4)	-
	Continuation of Insurance	-		49,459	(5)	-
	Acceleration of TRSUs	-		377,501		377,501
	Acceleration of PRSUs	78,754	(6)	236,261	(7)	78,754
	Outplacement Services	-		20,000		-
	Total	78,754		1,678,849		456,255
(1)	Payments due to all named executive officers in connection with a change in control are subject to reduction to the extent necessary to avoid an excess parachute payment under Code Section 280G.
(2)	An “involuntary termination” is a termination by the employer without “cause” or a resignation by the executive for “good reason.”
(3)	Represents 24 months of base salary continuation under Mr. Eccher’s employment agreement.
(4)	For Mr. Eccher, under his employment agreement, he is entitled to three times his current base salary plus his average bonus paid over the past three years. For Mr. Campbell, under his employment agreement, he is entitled to one times his annual salary plus a pro rata payment of his target annual bonus for the year of qualifying termination. For each other executive, under his respective compensation and benefits assurance agreement, he is entitled to two times his base salary plus his average bonus paid over the past three years.
(5)	Represents the monthly premium paid by us for the continuation of health insurance for a period of 18 months with respect to Mr. Eccher and 24 months for each other executive under each executive’s employment agreement or compensation and benefits assurance agreement, as applicable.

(6)	Represents a pro rata number of PRSUs that will vest based on (i) the target (100%) number of PRSUs that can be issued multiplied by (ii) the quotient of (x) the number of full months that have elapsed between the first day of the performance period and the assumed termination date of December 31, 2025 and (y) the total number of full months in the respective performance period.
(7)	With respect to all PRSUs, the number of shares that vest for each named executive officer, and thus the value reflected in the table, is based on the target (100%) performance level.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chairman, President, and Chief Executive Officer, James Eccher.

For 2025, our last completed fiscal year:

●	the median of the annual total compensation of all employees of our company (other than Mr. Eccher) was $69,828; and
●	the annual compensation of our Chief Executive Officer from the Summary Compensation Table was $2,928,135, calculated consistent with the Summary Compensation Table executive compensation disclose requirements, plus the value of employer-paid health insurance contributions of $24,700, totaling $2,952,835 in total annual compensation.

Based on this information, for 2025 the ratio of the annual total compensation of Mr. Eccher, our Chief Executive Officer and President, to the median of the annual total compensation of all employees was 43 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

1.	We determined that as of December 31, 2025, our employee population consisted of 1,062 individuals with all of these individuals located in the United States. This population included our full-time, part-time, seasonal and temporary employees. However, it did not include independent contractors who were employed by and had their compensation determined by unaffiliated third parties.
2.	To identify the “median employee” from our employee population, we compared the wages of our employees as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for 2025. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2025, but did not work for us the entire year. No full-time equivalent adjustments were made for part time employees.
3.	We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation.
4.	Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying our “median employee.”
5.	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $69,828. The difference between such employee’s wages and the employee’s total compensation represents the estimated value of such employee’s life insurance, health care benefits, and company 401(k) contribution (estimated for the employee and such employee’s eligible dependents at $9,040.)
6.	With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table included in this Proxy Statement, adjusted as follows. To maintain consistency between the annual total compensation of our Chief Executive Officer and the median employee, we added the estimated value of our Chief Executive Officer’s health care benefits (estimated for our Chief Executive Officer and his eligible dependents at $24,700) to the amount reported in the Summary Compensation Table. This resulted in annual total compensation for purposes of determining the ratio in the amount of $2,952,835, which exceeds the amount reported for him in the Summary Compensation Table by $24,700.

Pay versus Performance

The information below describes the relationship between compensation actually paid to our Principal Executive Officer (“PEO”) and other Named Executive Officers (“NEOs”), and certain measures of financial performance, for the three years ended December 31, 2025, in accordance with Item 402(v) of Regulation S-K. Compensation actually paid, as determined under SEC requirements, does not necessarily reflect the actual amount of compensation earned by or paid to our NEOs during a covered year. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our performance, refer to the Compensation Discussion and Analysis.

					Value of Initial Fixed
					Investment Based on:
	Summary		Average Summary	Average		Peer Group
	Compensation	Compensation	Compensation on	Compensation	Total	Total
	on Table Total	Actually	Table Total for	Actually Paid to	Shareholder	Shareholder		Adjusted
	for PEO (1)	Paid to PEO (2)	Non-PEO NEOs (3)	Non-PEO NEOs (4)	Return (5)	Return (5)	Net Income	Net Income (6)
Year	($)	($)	($)	($)	(%)	(%)	($)	($)
2025	3,108,135	3,491,029	1,751,036	2,042,647	106.78	96.01	80,310,000	102,570,000
2024	2,693,418	3,117,679	884,506	1,158,337	85.86	47.85	85,264,000	86,408,000
2023	2,294,391	2,184,116	794,666	720,869	19.90	(3.35)	91,729,000	96,997,000
2022	1,702,083	2,006,937	693,748	802,770	22.84	(2.48)	67,405,000	71,814,000
2021	1,717,080	2,057,620	701,022	861,926	(4.93)	24.06	20,044,000	39,800,000
(1)	PEO for 2021, 2022, 2023, 2024, and 2025 was James Eccher.

(2)	This column represents the “compensation actually paid” to our PEO for each year, determined by starting with the amount set forth in the Summary Compensation Table (“SCT”) in the column entitled “Total Compensation” for the applicable year and adjusting that amount as follows:

	PEO
	2025	2024	2023	2022	2021
	($)	($)	($)	($)	($)
Summary Compensation Table Total Compensation	3,108,135	2,693,418	2,294,391	1,702,083	1,717,080
Less Grant Date Fair Value of RSU Awards in Covered Fiscal Year	(1,075,067)	(1,043,772)	(862,809)	(501,517)	(463,986)
Add Change in Fair Value of Outstanding and Unvested RSU Awards Granted in Prior Years and Covered Fiscal Year	1,457,961	1,468,033	752,535	806,371	804,526
Compensation Actually Paid	3,491,029	3,117,679	2,184,116	2,006,937	2,057,620

(3)	The non-PEO named executive officers included for purposes of calculating the average compensation amounts reported in this table were, for 2025, Bradley Adams, Gary Collins, Darin Campbell and Donald Pilmer, and for 2024, 2023, 2022 and 2021, Bradley Adams, Gary Collins, Donald Pilmer and Richard Gartelmann.
(4)	This column represents the average “compensation actually paid” to our non-PEO NEOs for each year, determined by starting with the amount set forth in the SCT in the column entitled “Total Compensation” for the applicable year (and taking the average of those amounts for the non-PEO NEOs) and adjusting that amount as follows:

	Non-PEO NEOs
	2025	2024	2023	2022	2021
	($)	($)	($)	($)	($)
Summary Compensation Table Total Compensation	1,751,036	884,506	794,666	693,748	701,022
Less Grant Date Fair Value of RSU Awards in Covered Fiscal Year	(177,825)	(248,231)	(215,659)	(171,857)	(163,566)
Add Change in Fair Value of Outstanding and Unvested RSU Awards Granted in Prior Years and Covered Fiscal Year	469,436	522,061	141,863	280,879	324,470
Compensation Actually Paid	2,042,647	1,158,337	720,869	802,770	861,926

(5)	The Peer Group TSR disclosed in this table utilizes the KBW NASDAQ Bank Index (“KBW Bank Index”), which we also use in the stock performance chart required by Item 201(e) of Regulation S-K included in our Annual Report Form 10-K for the year ended December 31, 2025. The two columns assume $100 was invested for the period starting December 31, 2021 and through the end of the listed year in each of the Company and in the KBW Bank Index, respectively. All dollar values assume reinvestment of pre-tax dividends paid by companies, where applicable, included in the KBW Bank Index. Historical stock performance is not necessarily indicative of future stock performance.

(6)	Adjusted Net Income is a non-GAAP measure we use to compare periods by excluding material transactions that are not considered core to our business or may not reflect the effects of operations. We determined Adjusted Net Income to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2025. The Adjusted Net Income used for compensation differs from that disclosed in the Form 10-K. See our reconciliation to GAAP Net Income on page 49.

Relationship Between Pay and Performance

The relationship between compensation actually paid to our PEO and the average of the compensation actually paid to our other non-PEO NEOs and the performance measures shown in the table above are described in further detail below.

Relationship Between Compensation Actually Paid and Our TSR and Peer Group TSR

The graph below shows the relationship between the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO NEOs and our TSR and the Peer Group TSR.

Relationship Between Compensation Actually Paid and Our Net Income

The graph below shows the relationship between the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO NEOs and our net income.

Relationship Between Compensation Actually Paid and Our Adjusted Net Income

The graph below shows the relationship between the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO NEOs and our Adjusted Net Income.

Tabular List of Financial Performance Measures

We consider the following to be the most important financial performance measures used to link compensation actually paid to our NEOs, for 2025, to Company performance. The role of each of these performance measures on our NEOs’ compensation is discussed in the Compensation Discussion and Analysis above. The measures in this table are not ranked.

Performance Measures
Adjusted Net Income/Peer ROAA
Asset/Credit Quality
Adjusted Efficiency Ratio

Reconciliation of GAAP Net Income to

Non-GAAP (Adjusted) Net Income

	Year Ended
	December 31,
	2025	2024		2023		2022		2021
Adjusted Net Income
Net income as reported (GAAP)	$80,310	$85,264		$91,729		$67,405		$20,044
Pre-tax income adjustments:
Provision for credit losses - Day Two	13,153	-		-		-		14,625
Litigation related expenses	-	-		1,200		-		-
Securities gains (losses), net	7	-		(4,148)		(944)		232
Acquisition related costs, net of (gains) losses on branch sales	15,068	1,992		(258)		9,144		13,190
MSR mark to market (loss) gain	(1,918)	(723)		(1,425)		3,177		1,463
Death benefit realized on BOLI	(430)	(905)		-		-		-
Liquidation and deconversion costs on Visa credit card portfolio	-	-		629		-		-
Gain on Visa portfolio sale	-	-		-		743		-
Gain on the sale of land trust portfolio	-	-		-		180		-
Adjusted net income before taxes	110,012	87,074	-	98,873	-	73,393	-	46,164
Tax effect of adjustments	7,442	666		1,876		1,579		6,364
Adjusted Net Income (non-GAAP)	$102,570	$86,408		$96,997		$71,814		$39,800

DIRECTOR COMPENSATION

We do not pay our “inside” employee-directors any additional compensation for their service as directors. For their service in 2025, we paid our non-employee directors the following cash fees:

●	a director service fee of $60,000 ($15,000 payable quarterly).
●	a lead director fee of $25,000 ($6,250 payable quarterly to Mr. Finn);
●	an Audit Committee Chair fee of $18,000 ($4,500 payable quarterly to Ms. York);
●	a Compensation Committee Chair, Information Technology Steering Committee Chair, and Risk and Insurance Committee Chair fee of $12,000 each ($3,000 payable quarterly to Mr. McLean, Ms. Temple Rocks, and Mr. Lyons, respectively); and
●	committee member fees of $6,000 ($1,500 quarterly) for the Audit and Loan Committees, committee member fees of $4,000 ($1,000 quarterly) for the Compensation, Risk and Insurance, and Information Technology Steering Committees, and $1,500 ($375 quarterly) for the Nominating and Governance Committee.

Director fees are paid a quarter in arrears, and are paid based on service for the prior quarter.

We also grant our non-employee directors annual equity awards in the form of restricted stock units. These awards cliff vest on the third anniversary of the grant date. The grant date of the 2025 equity awards was February 19, 2025, and these awards will vest on February 19, 2028.

The following table sets forth the compensation paid to each of our non-employee directors in 2025:

	Fees deferred or	Stock
	paid in cash(1)	Awards(2)		Total
Name	($)	($)		($)
Edward Bonifas	72,750	60,004	(3)	132,754
Barry Finn	110,750	60,004	(3)	170,754
Dennis Klaeser	73,250	60,004	(3)	133,254
Keith Kotche	74,000	60,004	(3)	134,004
John Ladowicz (4)	80,750	60,004	(3)	140,754
Billy J. Lyons, Jr.	80,750	60,004	(3)	140,754
Hugh McLean	87,250	60,004	(3)	147,254
Patti Temple Rocks	75,250	60,004	(3)	135,254
John Williams, Jr.	63,250	60,004	(3)	123,254
Jill York	89,250	60,004	(3)	149,254
(1)	We maintain the Old Second Bancorp, Inc. Amended and Restated Voluntary Deferred Compensation Plan for Directors (the “Director Deferred Compensation Plan”) under which directors are permitted to defer receipt of their directors’ fees. The directors who participate in the plan are permitted to make hypothetical investments in publicly-traded funds that are held in an insurance company separate account, with respect to the contributions credited to their plan accounts. We may, but are not required to, contribute the deferred fees into a trust, which may hold our stock. The plan is a nonqualified deferred compensation plan and the directors have no interest in the trust. The deferred fees and any earnings thereon are our unsecured obligations. Any shares held in the trust are treated as treasury shares and may not be voted on any matter presented to stockholders. We do not pay any above-market interest on the compensation or fees deferred by the directors.
(2)	The amounts represent the grant date fair value for equity awards in accordance with ASC 718 — “Compensation-Stock Compensation.” A discussion of the assumptions used in calculating the values may be found in Note 1 of our audited financial statements included in our 2025 Annual Report on Form 10-K.
(3)	Total unvested restricted stock units held by such director at December 31, 2025 was 10,551, which includes awards granted in 2023 through 2025.
(4)	In accordance with our Director Retirement Policy, which requires that any person serving as a director submit his or her resignation as a director upon attaining the age of 73 during his or her tenure, Mr. Ladowicz retired on September 14, 2025. As noted, directors are paid a quarter in arrears. The entire amounts represent payments made to Mr. Ladowicz for services performed as a member of the board in 2025 and for the fourth quarter of 2024.

PROPOSAL 2:

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act, as added by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder, require publicly traded companies, such as the Company, to conduct a separate stockholder advisory vote to approve the compensation of the registrant’s executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, commonly referred to as a “say-on-pay” vote. In accordance with these requirements, we are providing stockholders with an advisory vote on the compensation of our executive officers.

At our 2025 Annual Meeting of Stockholders, our stockholders cast an advisory vote regarding the frequency of future say-on-pay votes, and the option of holding that vote every year received the highest number of votes cast. Consistent with that result, our board of directors determined that the Company will hold an advisory vote to approve executive compensation on an annual basis until the next required advisory vote on the frequency of say-on-pay votes.

As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, the overall objectives of our compensation programs have been to align executive officer compensation with the success of meeting our strategic operating and financial goals. Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, as well as the compensation tables and narrative disclosure that describe the compensation of our named executive officers in 2025. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in implementing our compensation philosophy and achieving our goals, and that the compensation of our named executive officers in fiscal year 2025 reflects and supports these compensation policies and procedures.

In accordance with the requirements of the Dodd-Frank Act and the rules and regulations promulgated thereunder, the following resolution is submitted for stockholder approval:

“RESOLVED, that our stockholders approve, on an advisory, non-binding basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in our proxy statement dated April 6, 2026.”

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares having voting power present in person or by proxy at the annual meeting. Abstentions will be counted as a vote present in person or by proxy at the annual meeting and entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. A broker non-vote will not be considered entitled to vote on this proposal and will therefore have no effect on the outcome.

While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or our board of directors and may not be construed as overruling any decision by the Compensation Committee or our board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

The board of directors recommends that you vote “FOR” this proposal.

PROPOSAL 3:

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

Our stockholders are also being asked to adopt a resolution to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2026. If the stockholders do not ratify the selection of Plante & Moran, PLLC at the annual meeting, the Audit Committee will consider selecting another firm of independent public accountants. Representatives from Plante & Moran, PLLC are expected to be present at the annual meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by stockholders.

Approval of this proposal requires the affirmative vote of holders of a majority of the shares having voting power present in person or by proxy at the annual meeting. Abstention will be counted as a vote present in person or by proxy at the annual meeting and entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. The ratification of the selection of our independent registered public accounting firm is considered a routine matter. Therefore, no broker non-votes are expected with respect to this proposal.

The board of directors recommends that you vote “FOR” this proposal.

Accountant Fees

The table below aggregates fees for professional services rendered in or provided for 2025 and 2024, as applicable, by Plante & Moran, PLLC:

Type of Fees	2025	2024
Audit Fees(1)	$685,500	$479,500
Audit-Related Fees(2)	55,750	54,500
Tax Fees(3)	50,000	-
All Other Fees(4)	-	-
Total Fees	$791,250	$534,000
(1)	Audit Fees. Audit fees consist of fees for professional services rendered for the integrated audit of our consolidated financial statements, including procedures required to comply with U.S. Department of Housing and Urban Development, review of the Company’s quarterly reports on Form 10-Q, annual report on Form 10-K, consent on Form S-4 and Form S-8 in 2025, and consulting on financial accounting and reporting standards in 2025 and 2024. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.
(2)	Audit Related Fees. Audit-related fees cover other audit and attest services, services provided in connection with certain agreed-upon procedures and other attestation reports and the employee benefit plan audit. Fees for audit-related services are those billed or expected to be billed for services rendered during each fiscal year.
(3)	Tax Fees. Tax fees cover tax compliance/preparation and other tax services billed or expected to be billed for services rendered during each fiscal year. Fees paid in 2025 related to services performed specific to Bancorp Financial tax return preparation subsequent to the acquisition.
(4)	All Other Fees. Consists of fees for all other services provided other than those reported above and are comprised of non-tax related advisory and consulting services and review of other regulatory filings.

Pre-Approval Policy

The Audit Committee has a Pre-Approval Policy to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. All services provided by the independent registered public accounting firm are either within general pre-approved limits or specifically approved by the Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service per project. The authority to grant pre-approvals may be delegated to one or more members of the Audit Committee. The Pre-Approval Policy requires the Audit Committee to be informed of the services provided under the pre-approval guidelines at the next regularly scheduled Audit Committee meeting. All services provided by Plante & Moran, PLLC, and all fees related thereto, were approved pursuant to the pre-approval policy. The Pre-Approval Policy is available on our website at www.oldsecond.com.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of directors who are independent under the rules of the NASDAQ Stock Market.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2025, with our management and Plante & Moran, PLLC, the independent registered public accounting firm that audited our financial statements for that period. The committee has discussed with Plante & Moran, PLLC the matters required to be discussed by PCAOB Auditing Standard 1301, Communications with Audit Committees, and received and discussed the written disclosures and the letter from Plante & Moran, PLLC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Based on the review and discussions with management and Plante & Moran, PLLC, the Audit Committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC.

Submitted by:

Ms. Jill York (Chair)

Mr. Barry Finn

Mr. Dennis Klaeser

Mr. Billy Lyons

Mr. Hugh McLean

Members of the Audit Committee

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices Regarding the Availability of Proxy Materials, if applicable, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, if applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, if applicable, may be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker if they are beneficial owners or direct their request to our Stockholder Relations Manager at the contact information below if they are registered holders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, if applicable, please notify your broker, if you are a beneficial owner or, if you are a registered holder, direct your written request to our Stockholder Relations Manager at the contact information below. If you revoke your consent to householding, we will begin sending separate copies of these materials to you within 30 days after receipt of your revocation request.

If requested, we will also promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Please address such requests to our Stockholder Relations Manager at the contact information below.

Stockholder Relations Manager, Shirley Cantrell

Old Second Bancorp, Inc.

37 S. River St.

Aurora, Illinois 60507

Telephone: 630-906-2303

GENERAL

We will bear the cost of this proxy solicitation. Solicitation will be made primarily through the use of the mail, but our officers, directors or employees may solicit proxies personally, by telephone or through any other mode of communication, without additional remuneration to our officers, directors or employees for such activity. In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owner of such shares.

As of the date of this proxy statement, we do not know of any other matters to be brought before the annual meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named as proxies in the proxy card or voting instruction form to vote on such matters in accordance with their best judgment.

By order of the board of directors

James L. Eccher Chairman, President and Chief Executive Officer
Aurora, Illinois April 6, 2026

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V86996-P49317 1a. Darin Campbell 1b. Billy J. Lyons, Jr. 1c. Patti Temple Rocks 1d. John Williams, Jr. For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! OLD SECOND BANCORP, INC. OLD SECOND BANCORP, INC. ATTN: SHIRLEY CANTRELL 37 SOUTH RIVER STREET AURORA, IL 60506-4172 1. Proposal to elect four Class I director nominees to serve for a term expiring in 2029: The Board of Directors recommends you vote FOR each director nominee in Proposal 1: Nominees: 2. Proposal to approve on a non-binding, advisory basis, the compensation of the Company's named executive officers, as described in the Company's Proxy Statement. 3. Proposal to ratify the appointment of Plante & Moran, PLLC as the Company's independent registered public accountants for the fiscal year ending December 31, 2026. The Board of Directors recommends you vote FOR Proposals 2 and 3. PLEASE SIGN AND DATE YOUR PROXY CARD. PLEASE SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR(S) ABOVE. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE THE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN YOUR SIGNED PROXY CARD IN THE ENCLOSED ENVELOPE. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 18, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/OSBC2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 18, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V86997-P49317 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com. ANNUAL MEETING OF STOCKHOLDERS OF OLD SECOND BANCORP, INC. TO BE HELD ON MAY 19, 2026 This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints Gary Collins and Bradley Adams, or any of them, with full power to act alone, the true and lawful proxies of the undersigned, each with full power of substitution and revocation, and hereby authorizes them to represent and to vote all of the shares of common stock of Old Second Bancorp, Inc. (the "Company"), that the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of the Company to be held virtually via live audio webcast at www.virtualshareholdermeeting.com/OSBC2026 on Tuesday, May 19, 2026 at 9:00 a.m. Central Time, and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made and the proxy is signed and returned, this proxy will be voted "FOR" each director nominee listed in Proposal 1, "FOR" Proposals 2 and 3, and the named proxies will vote on any other business that properly comes before the Annual Meeting or any postponement or adjournment of it in accordance with their discretion. The undersigned acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Stockholders. Continued and to be signed on reverse side